      As filed with the Securities and Exchange Commission on July 6, 1999

                                                      Registration No. 333-21353

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         POST-EFFECTIVE AMENDMENT NO. 2

                                       TO

                                    FORM SB-2

                             REGISTRATION STATEMENT

                                    Under

                           The Securities Act of 1933

                           EPOCH PHARMACEUTICALS, INC.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

          DELAWARE                     2834                    91-1311592
(STATE OR OTHER JURISDICTION      PRIMARY STANDARD          (I.R.S. EMPLOYER
    OF INCORPORATION OR              INDUSTRIAL           IDENTIFICATION NUMBER)
       ORGANIZATION)                CODE NUMBER)

           12277 134th Court NE, Suite 110, Redmond, Washington 98052
                                 (425) 821-7535
          (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)

           12277 134th Court NE, Suite 110, Redmond, Washington 98052
                                 (425) 821-7535
                    (ADDRESS OF PRINCIPAL PLACE OF BUSINESS)

                   Fred Craves, Ph.D., Chief Executive Officer
           12277 134th Court NE, Suite 110, Redmond, Washington 98052
                                 (425) 821-7535
            (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                   COPIES TO:

                             C. CRAIG CARLSON, ESQ.
                             LAWRENCE B. COHN, ESQ.
                         STRADLING YOCCA CARLSON & RAUTH
                      660 NEWPORT CENTER DRIVE, SUITE 1600
                         NEWPORT BEACH, CALIFORNIA 92660
                                 (949) 725-4000

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

     From time to time after this Registration Statement becomes effective.

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933 (the "Securities Act"), please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: [X]

----------------------------------------------------------------------------------------------
                         CALCULATION OF REGISTRATION FEE
----------------------------------------------------------------------------------------------
    TITLE OF EACH          PROPOSED MAXIMUM     PROPOSED MAXIMUM     AGGREGATE     AMOUNT OF
 CLASS OF SECURITIES         AMOUNT TO BE      AGGREGATE OFFERING    OFFERING     REGISTRATION
   TO BE REGISTERED         REGISTERED(1)           PRICE(2)           PRICE           FEE
==============================================================================================
Common Stock, par value:
  $.01 per share           1,268,258 shares           $.86           $1,000,702        $331*
==============================================================================================

(1) The Company originally registered for resale by security holders 10,428,365 shares of Common Stock under Registration No. 333-12601 on Form SB-2. Pursuant to Rule 429, the Prospectus included as part of this Post Effective Amendment No. 1 to Form SB-2 Registration Statement also relates to the resale of such previously registered shares. The Registrant has previously paid a registration fee of $3,465.47 with respect to such shares.

(2) The offering price is estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(C), using the average of the high and low bid price for the Common Stock on the OTC Bulletin Board or February 3, 1997, which was approximately $.86 per share.

*   Previously paid

                                TABLE OF CONTENTS

                                                                            PAGE
Forward-Looking and Cautionary Statements....................................2
Prospectus Summary...........................................................3
Risk Factors.................................................................4
Use Of Proceeds..............................................................9
Price Range of Common Stock.................................................10
Capitalization..............................................................11
Dividend Policy.............................................................11
Selected Financial Data.....................................................12
Management's Discussion and Analysis of Financial Condition
     and Results of Operations..............................................14
Business....................................................................18
Management..................................................................24
Certain Transactions........................................................26
Security Ownership of Certain Beneficial Owners and Management..............28
Description of Capital Stock................................................30
Selling Stockholders........................................................33
Plan of Distribution........................................................35
Legal Matters...............................................................35
Experts.....................................................................35
Index to Financial Statements................................................F


        We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this Prospectus. You must not rely on any unauthorized information. This Prospectus does not offer to sell or buy any shares in any jurisdiction where it is unlawful. The information in this Prospectus is current as of ______, 1999.

PROSPECTUS


                           EPOCH PHARMACEUTICALS, INC.
                       (formerly "MicroProbe Corporation")

                        4,891,001 Shares of Common Stock
                           (Par Value $0.01 Per Share)

        The stockholders listed in this Prospectus under the section entitled "Selling Stockholders" may offer and sell a total of 4,891,001 shares of Common Stock, which they own or have the right to acquire from time to time. The shares of Common Stock included in this offering consist of 4,891,001 shares of Common Stock issuable upon exercise of warrants.

                               ------------------

        The Selling Stockholders may sell the shares of Common Stock described in this Prospectus in public or private transactions, on or off the OTC Bulletin Board, at prevailing market prices, or at privately negotiated prices. The Selling Stockholders may sell shares directly to purchasers or through brokers or dealers. Brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders. We will not receive any proceeds from the Selling Stockholders' sale of the shares of Common Stock. However, some of the Common Stock which may be sold under this prospectus will require the Selling Stockholder to first exercise warrants. Epoch would receive the proceeds from the exercise of any warrants and the proceeds would be used to fund the ongoing operations of the Company. Also, we have agreed to pay the expenses associated with the registration and sale of the Common Stock offered by the Selling Stockholders. More information is provided in the section titled "Plan of Distribution."

                               ------------------

        Our Common Stock is currently traded on the OTC Bulletin Board under the symbol "EPPH."

                               ------------------

        INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

                               ------------------

        Neither The Securities and Exchange Commission ("SEC") nor any state securities commission has approved or disapproved of these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               ------------------

        In this prospectus, the "Company," the "Registrant," "Epoch," "we," "us" and "our" refer to Epoch Pharmaceuticals, Inc.

                               ------------------

               The date of this Prospectus is _____________, 1999.

                    FORWARD-LOOKING AND CAUTIONARY STATEMENTS

        This Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act") and such forward-looking statements are subject to the safe harbors created thereby. For this purpose, any statements contained in this Form SB-2 except for historical information may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as "may," "will," "expect," "believe," "anticipate," "intend," "could," "estimate" or "continue" or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements.

        The forward-looking statements included herein are based on current expectations that involve a number of risks and uncertainties, as well as on certain assumptions. For example, any statements regarding future cash flow, financing activities, and research and development programs are forward-looking statements and there can be no assurance that the Company will generate positive cash flow in the future or that the Company will be able to obtain financing on satisfactory terms, if at all. Additional risks and uncertainties include possible delays in the completion of products, the possible lack of market acceptance of products released by the Company, failure of our products to be and remain accepted within their respective markets, material adverse changes in competitive conditions within our markets, failure to retain key research and development personnel, failure of the Company to accurately anticipate market demand, and material adverse changes in the Company's operations or business. Additional factors that may affect future operating results are discussed in more detail under the Section entitled "Risk Factors." Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Although we believe that the assumptions underlying the forward-looking statements are reasonable, the business and operations of the Company are subject to substantial risks that increase the uncertainty inherent in the forward-looking statements, and the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives or plans of the Company will be achieved. In addition, risks, uncertainties and assumptions change as events or circumstances change.

        In light of such significant uncertainties, you should carefully read the factors set forth in the section entitled "Risk Factors" and any other cautionary statements made in this Prospectus and understand that those factors and statements are applicable to all related forward-looking statements wherever they appear in this Prospectus.

                               PROSPECTUS SUMMARY

        This summary highlights information, including the Financial Statements and related Notes, contained elsewhere in this Prospectus. This summary is incomplete and may exclude certain information that you should consider before investing in the Common Stock offered in this Prospectus. You should read the entire Prospectus carefully.

BUSINESS OF EPOCH PHARMACEUTICALS, INC.

        Epoch Pharmaceuticals, Inc. ("Epoch" or the "Company") is a biomedical company utilizing nucleoside and nucleotide chemistry to develop molecular tools for genetic analysis. Utilizing unique and proprietary technology in the rational design, synthesis and chemical modification of oligonucleotides, the Company has positioned itself to provide products and techniques for high throughput genetic sequence analysis that are in increasing demand in the rapidly expanding field of genetic pharmacology.

        Previously, our therapeutic research and development program focused on the modification of gene expression by altering cellular genomic DNA using oligonucleotide targeting technology combined with chemical reactivity. Our technology is based on expertise in designing and synthesizing oligonucleotides bearing modifications that selectively bind to and interact with the target genes.

        Recently, we discovered that the compounds and techniques that were being developed for our gene modification program can be adapted to several gene sequencing analysis systems currently in use or being developed by others. We believe this technology has broad application potential in the developing fields of molecular diagnostics and genomics, including the detection of infectious diseases, inheritable diseases through prenatal testing, screening populations to identify genetic markers that correlate with disease risk or drug response, as well as any other genetic analysis based on DNA sequence determination.

        In January 1999, we licensed certain of our enabling genetic analysis technology to the PE Biosystems Division of The Perkin-Elmer Corporation. Perkin-Elmer will use the technology in applications related to its proprietary technology in the areas of biomedical research and certain non-clinical applied fields. As part of the license agreement, Perkin-Elmer will purchase our proprietary chemical intermediates. In addition to up-front license fees and pre-payments for future purchases, we will receive a royalty on all products that Perkin-Elmer sells which incorporate our technology.

        We incorporated in Delaware on August 14, 1985, under the name MicroProbe Corporation. We changed our name to Epoch Pharmaceuticals, Inc. in December 1995. Our principal office is located at 12277 134th Court NE, Suite 110, Redmond, Washington 98052 and our telephone number is (425) 821-7535.

                                  THE OFFERING

Common Stock Offered.......................    Up to 4,891,001 shares, including
                                               up to 4,891,001 shares issuable
                                               upon exercise of warrants, to be
                                               sold by the Selling Stockholders.

Common Stock Outstanding Prior to
this Offering(1)...........................    14,895,589 shares

Common Stock to be Outstanding After
Completion of this Offering(1).............    14,895,589 shares

Selling Stockholders ......................    See the section entitled "Selling
                                               Stockholders," included in this
                                               Prospectus.

Risk Factors...............................    Investment in these securities is
                                               uncertain and risky. See "Risk
                                               Factors."

Use of Proceeds............................    We will not receive any proceeds
                                               from the sale of the Common Stock
                                               being sold in this offering. Some
                                               of the Common Stock, however,
                                               will be received by the Selling
                                               Stockholders only when they
                                               exercise warrants. For any
                                               warrants exercised, the Company
                                               will receive proceeds which will
                                               be used to fund our research and
                                               development activities and for
                                               general corporate purposes.

Dividend Policy ...........................    We do not anticipate paying cash
                                               dividends in the foreseeable
                                               future as earnings will be
                                               invested in the growth of our
                                               business. See "Dividend Policy."

OTC Bulletin Board Symbol Common Stock.....    EPPH

--------------------

(1) Based upon the number of outstanding shares at May 31, 1999. Does not include (i) 1,398,624 shares reserved for issuance upon exercise of outstanding stock options, and (ii) 7,798,875 shares reserved for issuance upon exercise of outstanding warrants.

                          SUMMARY FINANCIAL INFORMATION
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


The following table sets forth selected Summary Financial Information for the years ended December 31, 1996, 1997, and 1998, as well as for the quarters ended March 31, 1998 and 1999.

STATEMENT OF OPERATIONS DATA:

                                                                                          THREE MONTHS ENDED
                                                                                               MARCH 31,
                                                YEARS ENDED DECEMBER 31,                      (UNAUDITED)
                                      -------------------------------------------     ---------------------------
                                         1996            1997            1998            1998            1999
                                      -----------     -----------     -----------     -----------     -----------
Revenue                               $        37     $       188     $       160     $        41     $        95

Loss from continuing operations            (3,326)         (3,735)         (5,213)         (1,039)         (1,096)
Net loss                                   (3,452)         (3,605)         (5,103)         (1,009)         (1,056)
Net loss per common share -
  basic and diluted                         (0.32)          (0.24)          (0.34)          (0.07)          (0.07)
Weighted average common shares
  outstanding - basic and diluted      10,854,993      14,755,462      14,818,960      14,814,793      14,830,435

BALANCE SHEET DATA:

  Working capital (deficit)           $     4,577     $     1,124     $      (429)    $     3,129     $    (2,381)
  Total assets                              5,318           1,813             970           3,871           2,142
  Stockholders' equity (deficit)            4,876           1,349          (3,201)            366          (4,070)

                                  RISK FACTORS

        Investing in the Common Stock being offered by the Selling Stockholders is very risky. You should be able to bear a complete loss of your investment. You should carefully consider the following factors and other information in this Prospectus before deciding to invest in shares of our Common Stock being offered by the Selling Stockholders.

HISTORY OF OPERATING LOSSES; ANTICIPATED FUTURE LOSSES.

        Since our formation in 1985, we have generated limited revenues from the sale of diagnostic products and from research and development grants. In 1995, we sold substantially all of the then existing diagnostic assets that were used to generate these product revenues. As of March 31, 1999, the Company had a cumulative deficit of approximately $57.9 million and negative working capital of $2,381,000. We expect to incur additional losses as we expand our research and development efforts. We make no guarantee that we will ever become profitable. We will need additional funds to continue our research and development activities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

NEED FOR SUBSTANTIAL ADDITIONAL FUNDS.

        Historically, we have spent, and will continue to spend, more money than we can generate in order to complete the research and development in nucleoside and nucleotide chemistry to develop tools for genetic analysis. Based on our currently planned programs, we believe that our current financial resources should support our capital and operating needs into the third quarter of 1999. We will require additional funds to continue our operations beyond that time. We plan to seek additional funds through public or private sales of our securities, including equity securities and through collaborative or other arrangements with corporate partners. However, we may be unable to obtain, from these or other sources, adequate funds when needed or on terms acceptable to us. If we fail to obtain sufficient funds, we may need to delay, scale back or terminate some or all of our research and development programs or license third parties, if possible, to commercialize our products or technologies that we would otherwise seek to develop ourselves.

DEPENDENCE UPON NEW AND UNPROVEN TECHNOLOGY.

        The science and technology of oligonucleotide-based products is rapidly evolving. Our proposed products are in the discovery or early development stage. The proposed products will require significant further research, development, and testing and are subject to the risks of failure inherent in the development of products based on innovative technologies. We also face the risk that any or all of our proposed products could prove to be ineffective or unsafe, be unmarketable because third parties hold proprietary rights which prohibit us from marketing the proposed products, or be an inferior product to products marketed by others. Accordingly, we cannot predict whether our research and development activities will result in any commercially viable products.

DEPENDENCE ON THIRD PARTIES FOR MANUFACTURING AND MARKETING.

        We believe that raw materials and other components are available in sufficient quantities to meet production requirements. Our current plan for operations is to produce chemical reagent products and small quantities of oligonucleotide products in our Redmond facility. Our longer term plan for operations is to enter into collaborative arrangements with other companies to manufacture our products. To date, we have not entered into any collaborative manufacturing arrangements for any of our proposed products and there can be no assurance that we will be able to enter into any such arrangements on favorable terms or at all.

        We have no recent experience in marketing products and anticipate that we will seek to enter into collaborative arrangements with pharmaceutical companies to market our products. We entered into a license agreement for certain of our enabling genetic analysis technology with the PE Biosystems division of Perkin Elmer Corporation in January 1999. There can be no assurance that Perkin-Elmer can successfully introduce our proposed products or that we will be able to enter into any additional collaborative arrangements on favorable terms or at all.

RELIANCE ON PATENT AND PROPRIETARY TECHNOLOGY; RISK OF PATENT INFRINGEMENT.

        We attempt to protect our proprietary technology by relying on several methods. As of June 10, 1999, we had eleven issued U.S. patents and four U.S. patent applications with Notices of Allowance and eight additional U.S. patent applications in process. We also have international patent applications that correspond to many of the U.S. patents and patent applications. The issued patents and pending patent applications cover inventions relating to the components of our core technologies. The expiration dates of these patents range from January 2010 to August 2014. We make no guarantee that any issued patents will provide us with significant proprietary protection, that pending patents will be issued, or that products incorporating the technology from our issued patents or pending applications will be free from challenges by competitors.

        The biomedical industry has been characterized by extensive litigation regarding patents and other intellectual property rights. We were defendants in one such action which has been settled. Although patent and intellectual property disputes in the biomedical area have often been settled through licensing or similar arrangements, costs associated with such arrangements may be substantial. Further, we make no guarantee that we will obtain necessary licenses on satisfactory terms or at all. Accordingly, an adverse determination in a judicial or administrative proceeding or our failure to obtain necessary licenses could prevent us from manufacturing and selling our products. This would substantially hurt our operating results, financial condition and ultimately our business.

COMPETITION AND CHANGING TECHNOLOGY

        Many companies do research and development and market products designed to diagnose infectious diseases based on a number of technologies and are developing additional DNA probe-based products. Many of these companies have substantially greater capital resources, larger research and development and marketing staffs and facilities and greater experience in developing products than we have. Furthermore, our specific field in which we operate is subject to significant and rapid technological change. Accordingly, even if we successfully introduce our products or proposed products, we risk that our technologies will be replaced by new technologies or that our products or proposed products will be obsolete or non-competitive.

LACK OF FULL-TIME EXECUTIVE OFFICERS

        Fred Craves currently serves as our Chairman and Chief Executive Officer and Sanford S. Zweifach currently serves as our President and Chief Financial Officer. Both serve on a part-time basis. Although they devote a substantial portion of their time to our business, they also devote substantial portions of their time to their positions with other entities.

DEPENDENCE ON KEY PERSONNEL

        We are dependent upon our key management and technical personnel and consultants, and our future success will depend in part upon our ability to retain these persons and to recruit additional qualified personnel. We must compete with other companies, universities, research entities and other organizations in order to attract and retain highly qualified personnel. Although we have entered into agreements with our key executive officers, we make no guarantee that we will retain such highly qualified personnel or hire additional qualified personnel. We currently maintain no key man life insurance on any of our management or technical personnel.

LACK OF LISTING ON AN EXCHANGE OR ON THE NASDAQ SYSTEM; RESTRICTIONS ON OUR
STOCK

        Our Common Stock is neither listed on any exchange nor on the Nasdaq System. Our Common Stock is reported on the OTC Bulletin Board. Because our shares are not listed on the Nasdaq System, they are subject to the regulations regarding trading in "penny stocks" which are those securities trading for less than $5.00 per share. The following is a list of the restrictions on the sale of penny stocks.

        1. Prior to the sale of penny stock by a broker-dealer to a new purchaser, the broker-dealer must determine whether the purchaser is suitable to invest in penny stocks. To make that determination, a broker-dealer must obtain, from a prospective investor, information regarding the purchaser's financial condition and investment experience and objectives. Subsequently, the broker-dealer must deliver to the purchaser a written statement setting forth the basis of the suitability finding.

        2. A broker-dealer must obtain from the purchaser a written agreement to purchase the securities. This agreement must be obtained for every purchase until the purchaser becomes an "established customer."

        3. The Exchange Act requires that prior to effecting any transaction in any penny stock, a broker-dealer must provide the purchaser with a "risk disclosure document" that contains, among other things, a description of the penny stock market and how it functions and the risks associated with such investment. These disclosure rules are applicable to both purchases and sales by investors.

        4. A dealer that sells penny stock must send to the purchaser, within ten days after the end of each calendar month, a written account statement including prescribed information relating to the security.

        As a result of our securities not being listed on an exchange or the Nasdaq System and the rules regarding penny stock transactions, your ability to convert shares of our Common Stock into cash or to sell to a third party may be very limited. We make no guarantee that our current market-makers will continue to make a market in our securities, or that any market for our securities will continue.

NO DIVIDENDS PAID AND NONE ANTICIPATED

        We have never paid dividends on our Common Stock and do not plan to in the foreseeable future, as any earnings will be invested in the further expansion of our business.

VOLATILITY OF STOCK PRICE

        The market price of our Common Stock may fluctuate significantly. We are in the biotechnology industry and the market price of securities of biotechnology companies have fluctuated significantly and these fluctuations have often been unrelated to the companies' operating performance. Announcements by us or our competitors concerning technological innovations, new products, proposed governmental regulations or actions, developments or disputes relating to patents or proprietary rights, and other factors that affect the market generally could significantly impact our business and the market price of our securities. Sales of our securities by existing security holders could also significantly impact the market price of our securities.

SHARES ELIGIBLE FOR FUTURE SALE; DILUTION.

        Sales of substantial numbers of shares of our Common Stock in the public market could substantially reduce the prevailing market price of our Common Stock. As of May 31, 1999, 14,895,589 shares of our Common Stock were outstanding, 7,798,875 shares of our Common Stock were issuable upon exercise of outstanding warrants at exercise prices ranging from $0.30 to $9.21 per share, and an additional 1,398,624 shares of our Common Stock were issuable upon exercise of outstanding options at exercise prices ranging from $0.30 to $5.88 per share. Of the outstanding shares of Common Stock and shares issuable upon exercise of warrants and options, substantially all are freely tradable by the holders of such securities without restriction. If these holders sell a large number of shares of our Common Stock in the public market, such sales could substantially reduce the prevailing market price of our Common Stock. To the extent the trading price of our Common Stock exceeds the exercise price of options or warrants at the time such options or warrants are exercised, such exercise will have a dilutive effect on the other stockholders.

IMPACT OF YEAR 2000

        Many existing information technology (IT) systems, such as computer systems and software products, as well as non-IT systems that include embedded technology, were not designed to correctly process dates after December 31, 1999. We have assessed the impact of such "Year 2000" issues on our products, our internal IT and non-IT systems, as well as on our suppliers and service providers. We have determined that our business systems are not Year 2000 ready. We have developed a plan to replace these systems in a timely fashion at a cost of approximately $30,000. We are also discussing with our significant suppliers and service providers their plans to investigate, identify and fix their Year 2000 issues. We believe that most of our significant suppliers and service providers will cooperate in resolving any Year 2000 problems. However, we are also dependent on certain utility companies, telecommunication service companies and other service providers that are outside our control. Therefore, it may be difficult for us to obtain assurances of Year 2000 readiness from such third parties. We believe that we will have identified all of our material Year 2000 issues. However, given the pervasiveness of Year 2000 issues and the complex interrelationships among Year 2000 issues both internal and external to us, we cannot guarantee that we will be able to identify and accurately evaluate all such issues.

        If any supplier or service provider fails to appropriately address their Year 2000 issues, our business, financial condition and operating results could be significantly hurt. For example, if a supplier or service provider experiences a Year 2000 problem which results in or contributes to delays or interruptions in delivering products or services to us, our business, financial condition and operating results could be significantly hurt. Finally, general economic disruption resulting from Year 2000 issues could also significantly hurt us.

        In preparation for the Year 2000, we are developing contingency plans in case we fail to complete our remediation programs in a timely manner and in the event that any third party who provides goods or services essential to our business fails to appropriately address their Year 2000 issues. We expect to finalize these contingency plans during the third quarter of 1999. Even if we complete these plans on time and put them in place, we cannot guarantee that such plans will be sufficient to address any third party failures or that unresolved or undetected internal and external Year 2000 issues will not significantly hurt our business, financial condition and operating results.

                                 USE OF PROCEEDS

        The Company will not receive any proceeds from the Selling Stockholders' sales of their Common Stock. However, certain of the Selling Stockholders hold warrants exercisable for Common Stock. The Company will receive the proceeds when those Selling Stockholders exercise their warrants and we will use those proceeds for research and development and general corporate purposes; however, the amount of such exercises and the corresponding proceeds cannot be predicted.

                           PRICE RANGE OF COMMON STOCK

        Our Common Stock trades on the OTC Bulletin Board under the symbol "EPPH." The following table presents quarterly information on the high and low bid prices on the OTC Bulletin Board, which reflects inter-dealer prices, without retail mark-up, mark down or commission and may not represent actual transactions:

                                                   HIGH       LOW
                                                   -----     -----
        FISCAL QUARTER ENDED MARCH 31, 1999        $2.75     $ .52

        FISCAL YEAR ENDED DECEMBER 31, 1998        HIGH       LOW
                                                   -----     -----
        Fourth Quarter                             $0.72     $0.48
        Third Quarter                               0.76      0.57
        Second Quarter                              0.93      0.70
        First Quarter                               0.94      0.56

        FISCAL YEAR ENDED DECEMBER 31, 1997        HIGH       LOW
                                                   -----     -----
        Fourth Quarter                             $0.84     $0.47
        Third Quarter                               0.75      0.25
        Second Quarter                              0.72      0.39
        First Quarter                               1.03      0.59

        FISCAL YEAR ENDED DECEMBER 31, 1996        HIGH       LOW
                                                   -----     -----
        Fourth Quarter                             $1.56     $0.63
        Third Quarter                               1.56      0.95
        Second Quarter                              2.03      1.50
        First Quarter                               1.04      0.50

        On June 10, 1999, the last reported sale price for the Common Stock on the OTC Bulletin Board was $2.91 per share. As of May 31, 1999, there were approximately 157 stockholders of record of the Company's Common Stock. The Company has not paid any dividends on its Common Stock since its inception and does not anticipate paying any dividends upon its Common Stock in the foreseeable future. The Company will use any earnings generated in the foreseeable future for the further expansion of the business.

                                 CAPITALIZATION

        The following table sets forth the capitalization of Epoch as of March 31, 1999:


Stockholders' deficit:

        Preferred stock, par value $.01; 10,000,000 shares authorized;
            no shares issued and outstanding .........................     $         --
        Common Stock, par value $.01;  50,000,000 shares authorized;
        14,835,214 shares issued and outstanding (1) .................          148,352
        Additional paid-in capital ...................................       54,470,102
        Deferred compensation expense ................................         (147,838)
        Deferred financing expense ...................................         (651,123)
        Accumulated deficit ..........................................      (57,889,201)
                                                                           ------------

            Total stockholders' deficit ..............................       (4,069,708)
                                                                           ------------
        Total capitalization .........................................     $  4,069,708
                                                                           ============

(1) Excludes 7,798,875 shares of Common Stock issuable upon exercise of outstanding warrants at exercise prices ranging from $0.30 to $9.21, and 1,458,999 shares of Common Stock issuable upon exercise of outstanding options at exercise prices ranging from $0.30 to $5.88 per share. See "Management--Stock Option Plan" and "Description of Capital Stock."

                                 DIVIDEND POLICY

        We have not paid cash dividends in the past and do not intend to pay cash dividends in the foreseeable future.

                             SELECTED FINANCIAL DATA
                 (in thousands, except share and per share data)

        You should read the following selected financial and operating data in conjunction with the accompanying financial statements and related notes thereto included elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The selected financial data set forth below as of and for the years ended December 31, 1996, 1997 and 1998 have been derived from our audited financial statements. The report of our Independent Public Accountants dated February 10, 1999 contains an explanatory paragraph that states that we have suffered recurring losses from operations and have a net capital deficiency which raises substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. The selected data for the three months ended March 31, 1998 and 1999 are derived from unaudited financial statements and include all adjustments, consisting only of normal recurring adjustments that we consider necessary for a fair presentation of the financial position and operating results for these periods.


                                                                                           THREE MONTHS ENDED
                                                                                                MARCH 31,
                                                 YEARS ENDED DECEMBER 31,                      (UNAUDITED)
                                       -------------------------------------------     ---------------------------
                                          1996            1997            1998            1998            1999
                                       -----------     -----------     -----------     -----------     -----------
Statement of Operations Data:
Research contract revenue .........    $        37     $       188     $       160     $        41     $        95
Operating expenses:
   Research and development .......          2,149           2,682           2,759             703             645
   General and administrative .....          1,256           1,514           2,015             376             335
                                       -----------     -----------     -----------     -----------     -----------
Total operating expenses ..........          3,405           4,196           4,774           1,079             980
                                       -----------     -----------     -----------     -----------     -----------
Operating loss ....................         (3,368)         (4,008)         (4,614)         (1,038)           (885)
                                       -----------     -----------     -----------     -----------     -----------
Loss from continuing operations ...         (3,326)         (3,735)         (5,213)         (1,039)         (1,096)
                                       ===========     ===========     ===========     ===========     ===========
Net loss ..........................    $    (3,452)    $    (3,605)    $    (5,103)    $    (1,009)    $    (1,056)
                                       ===========     ===========     ===========     ===========     ===========
Loss from continuing operations
   per common share - basic and
   diluted ........................    $     (0.31)    $     (0.25)    $     (0.35)    $     (0.07)    $     (0.07)
Net loss per common share -
   basic and diluted ..............    $     (0.32)    $     (0.24)    $     (0.34)    $     (0.07)    $     (0.07)
Weighted average shares outstanding
   - basic and diluted ............     10,854,993      14,755,462      14,818,960      14,814,793      14,830,435


                                                                                                MARCH 31,
                                                       DECEMBER 31,                            (UNAUDITED)
                                       -------------------------------------------     ---------------------------
                                          1996            1997            1998            1998            1999
                                       -----------     -----------     -----------     -----------     -----------
Balance Sheet Data:
Cash and cash equivalents ..........   $      4,890    $      1,485    $        658    $      3,538    $      1,724
Working capital (deficit) ..........          4,577           1,124            (429)          3,129          (2,381)
Total assets .......................          5,318           1,813             970           3,871           2,142
Accumulated deficit ................        (48,125)        (51,730)        (56,833)        (52,739)        (57,889)
Total stockholders' equity (deficit)          4,876           1,349          (3,201)            366          (4,070)

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion of the financial condition and results of operation of the Company should be read in conjunction with the Financial Statements and related Notes included elsewhere in this Prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from those anticipated in the forward-looking statement as a result of certain factors, including, but not limited to, those set forth in "Risk Factors" and elsewhere in this Prospectus.

        Since its inception in 1985, the Company has devoted its principal efforts toward research and development. The Company has an accumulated deficit of $57.9 million as of March 31, 1999 and negative working capital of $2,381,000.

        In January 1999, the Company entered into a License and Supply Agreement with Perkin-Elmer. Under the terms of the agreement, Epoch licensed certain of its enabling genetic analysis technology to Perkin-Elmer. Additionally, Perkin-Elmer will purchase Epoch's proprietary chemical intermediates. Under the terms of the agreement, Perkin-Elmer will make payments to the Company consisting of initial fees for licensed technology and proprietary know how, and ongoing payments for chemical intermediate purchases as well as royalties on sales of product which uses the licensed technology.

        Through February 1999, Epoch received $2,300,000 under the agreement, a portion of which represents prepayments to be credited against future product purchases and royalty payments. There have been no further receipts through May 1999. During the term of the agreement Perkin-Elmer is required to make minimum annual product purchases. Notwithstanding, under the terms of a Security Agreement (the "Security Agreement") the Company granted to Perkin-Elmer a security interest in the Company's patents related to its enabling genetic analysis technology (the "Patents") to secure any unused portion of the purchased product prepayments. Under the terms of the Security Agreement, if the license agreement is terminated for any reason (other than by the Company due to a material breach by Perkin-Elmer), the Company shall reimburse Perkin-Elmer the difference between the unused portion of the purchased product prepayments and $50,000. If the Company fails to reimburse Perkin-Elmer, it may exercise any rights or remedies that it may have as a secured party under applicable law including, among other things, foreclosure on the Patents. The security interest terminates when any unused portion of the purchased product prepayments is $50,000 or less. Although no security interest was granted with respect to the royalty prepayments, if such royalty payments do not become due under the agreement, the Company will also be required to refund any unused prepayments to Perkin-Elmer.

        The agreement will terminate on the earlier to occur of the expiration of the last to expire of the Patents, by mutual written agreement of the Company and Perkin-Elmer, or by Perkin-Elmer upon 60 days written notice to the Company, provided that Perkin-Elmer, among other things, releases its security interest in the Patents and forfeits any unused portion of purchased product prepayments.

        Management estimates that its existing cash balance as of March 31, 1999 of $1,724,000, which includes the Perkin-Elmer receipts, provides sufficient working capital to operate until the third quarter 1999.

        The Company expects to incur substantial operating losses for the next year as the Company continues research and development spending in applying its oligonucleotide-based technology to the expanding areas of genomics and molecular diagnostics.

RESULTS OF OPERATIONS

        The following discussion of results of operations reflects the Company's diagnostics division as discontinued operations.

Three Months Ended March 31, 1998 and 1999

        Research Contract Revenue. Research contract revenue reflects revenue from U.S. government grants and contracts, and subcontracts.

        Research and Development. Research and development expenses for the three months ended March 31, 1999 totaled $645,000, which is $58,000 less than the prior year. This decrease is primarily the result of reduced rent expense in the first quarter of 1999, as the new facility is smaller than the previous facility. Additional variations in research and development expense are the result of normal business fluctuations.

        General and Administrative. General and administrative expenses of $335,000 in the first quarter of 1999, are $40,000 less than in the first quarter of 1998. This variation is the result of normal business fluctuations.

        Interest Income. Interest income in the first quarter of 1999 is less than the 1998 comparable period due to lower cash balances available for investment.

        Interest and Financing Expense. Interest and financing expense represents the costs associated with the $3,000,000 note payable to a related party which was funded at the end of February 1998. The increases in 1999 represents three months of expenses versus one month in 1998.

        Other Income. Other income in the first quarter of 1998 represents payments received from a sublease and administrative support agreement. As of April 1998, this agreement was terminated and, consequently, there is no further income from this source beyond April 1998.

        Gain on Disposal. The gain on disposal of discontinued operations represents only that portion of the gain for which cash payments were received during the reporting periods.

Years Ended December 31, 1997 and 1998

        Research Contract Revenue. Research contract revenue reflects revenue from U.S. government grants and contracts and subcontracts.

        Research and Development. Research and development expenses increased in total by $77,000 for 1998 over the prior year. This increase is the result of a modest increase in research activity as well as normal business fluctuations.

        General and Administrative. General and administrative expenses increased $501,000 in 1998 over the prior year. The increase was primarily the result of the expenses incurred in the abandonment of a proposed facility which resulted in the recognition of $472,000 in costs during 1998. Also included in 1998 is $88,000 in expenses associated with the move to a new building.

        The Company's general legal expense was $84,000 more in 1998 than in 1997. This increase was the result of an increase in business transactions requiring legal counsel.

        Offsetting some of the increase in general and administrative expenses in 1998, is a decrease in expenditures for the filing of patents on new technologies. During 1997, the Company expended $263,000 for patent filings on new technologies, as compared to $212,000 in 1998.

        Additional variations in general and administrative expenses are the result of normal business fluctuations.

        Interest Income. Interest income in 1998 is less than 1997 due to lower cash balances available for investment.

        Interest and Financing Expense. Interest and financing expense in the current year increased over the prior year due to the increase in notes payable of $3,000,000, as well as including the amortization of $516,000 of deferred financing expense incurred in 1998.

        Other Income. Other income in 1997 includes $116,000 received from Saigene Corporation ("Saigene") as payment for administrative support functions as well as for rented laboratory and office space. Saigene relocated to separate facilities in April 1998, after which this income ceased.

        In 1996, the Company disposed of the remaining assets of its discontinued diagnostics division receiving a $1,100,000 note. Collections on the note have been sporadic and, due to uncertainties regarding ultimate collectibility, the Company has not recognized the receivable and recognizes only that portion of the gain for which cash payments are received. At December 31, 1998, the unrecognized balance on the note and the unrecognized gain was $973,000.

Years Ended December 31, 1996 and 1997.

        Research Contract Revenue. Research contract revenue is comprised of revenue from U.S. government grants and contracts and subcontracts.

        Research and Development. Research and development expense increased approximately $534,000 for the year ended December 31, 1997 compared to the prior year. This increase is the result of increased research funded with proceeds from the 1996 private placement.

        General and Administrative. General and administrative expense increased $257,000 in 1997 over the prior year. General and administrative expense in 1997 included $263,000 in fees for filing patents on new technologies, compared to $87,000 in 1996. We believe that these patents, if issued, will improve our proprietary position with regard to our targeted gene mutagenesis technologies. We make no guarantee that our patent applications will result in further issued patents or that such issued patents will offer protection against competitors with similar technology. Additionally, we make no guarantee that the manufacture, use or sale of our technology or products will be free from any infringements on patents or proprietary rights belonging to others. Further, we may be unable to obtain licenses or other rights to other technologies that we may need to commercialize our proposed products.

        Offsetting the increase in patent fees, our general legal expense was $82,000 less in 1997 than in 1996. This reduction was the result of normal fluctuations in business transactions requiring legal counsel. Expenses in 1997 were further reduced by $21,000 compared to 1996 as deferred compensation from stock options become fully amortized during the year. We had no deferred compensation to be amortized as of December 31, 1997. Further contributing to the variance, in July 1996 the In Re Blech Securities Litigation suit was dismissed. Accordingly, $250,000 of estimated costs which had been accrued for this matter was reversed resulting in an expense reduction for the year ended December 31, 1996. Additional variations in general and administrative expenses resulted from normal business fluctuations.

        Interest Income and Expense. Interest income in the year ended December 31, 1997 decreased compared to the prior year due to lower investable funds during 1997. Interest expense in 1997 decreased from 1996 as proceeds from the 1996 private placement were used to pay off debt. Additionally, 1996 included amortization of $122,000 of discount on notes payable due to repricing of warrants associated with a bridge financing which was completed in 1995.

        Other Income. Other income in 1997 included $116,000 received from Saigene as payment for administrative support functions as well as for rented laboratory and office space. As previously mentioned, in April 1998, Saigene moved to new facilities and we stopped providing administrative support functions.

        Income (Loss) from Discontinued Operations. The income (loss) from discontinued operations relates to the operations and disposal of the assets of our diagnostics division. We sold the majority of our then existing diagnostic assets to Becton Dickinson in November 1995.

        Gain on Disposal of Diagnostics Division. The gain on disposal of diagnostics division represents only that portion of the gain for which cash payments were received, which totaled $67,000 in 1996 and $130,000 in 1997.

PLAN OF OPERATIONS; LIQUIDITY AND CAPITAL RESOURCES

        At March 31, 1999, the Company had cash and cash equivalents of $1,724,000, which resulted primarily from $2,300,000 received in January and February of 1999 under a license and supply agreement with Perkin-Elmer less normal expenditures for operations. Under the agreement, the Company will receive an ongoing royalty stream based on licensee sales and earn revenues from the sale of chemical intermediates to Perkin-Elmer. Management estimates that its existing cash balance provides sufficient working capital to operate until the third quarter of 1999.

        Using the proceeds of the Perkin-Elmer licensing agreement and any future financing, the Company plans to further develop and verify applicability of its compounds and techniques in the developing fields of molecular diagnostics and genomics and to determine how its technology may be exploited.

        The Company is focused on the development of its products with the goal of entering into corporate partnering arrangements to further commercialize the technology. Our primary future needs for capital are for continued research and development, repayment of the note payable due in February 2000 and relocation expenses anticipated to be incurred in a move to new facilities, if our Company is unable to negotiate a new lease at its existing facility. The Company's working capital requirements may vary depending upon numerous factors including the progress of our research and development, competitive and technological advances, possible relocation expenses and other factors. We anticipate operating with approximately 25 employees.

        To continue operations, the Company will be required to sell additional equity securities, borrow additional funds, or obtain additional financing through licensing, joint venture, or other collaborative arrangements. The Company is pursuing other financing arrangements but has no commitments for such financing and there can be no assurance that such financing will be available on satisfactory terms, if at all. If additional funds are not available, the Company will be required to delay, reduce, or eliminate expenditures for certain or all of its programs or products.

        Cash increased by $1,066,000 during the quarter as a result of $2,300,000 received from Perkin-Elmer offset by normal expenditures on the Company's operations and payment of $287,000 on the canceled building facility project discussed below. The comparable period of the prior year had a cash increase of $2,052,000, the net result of proceeds from a $3,000,000 note payable offset by normal operating expenditures on the Company's operations.

        Cash decreased by $827,000 from December 31, 1997 to December 31, 1998 due to normal expenditures on the Company's operations, offset by the proceeds of a $3,000,000 loan received from Bay City Capital which is due in February 2000. The comparable period of the prior year, December 31, 1996 to December 31, 1997, had a cash decrease of $3,405,000 due to normal expenditures on the Company's operations.

        Prior to September 1998, the Company had been in negotiations for a lease on approximately 21,000 square feet in the general vicinity of its then current facility in Bothell, Washington. A design build team had been selected and was working on plans for the new space. In September 1998, the project was canceled in favor of an already existing space. Costs for architectural fees and long lead equipment items incurred prior to cancellation of the project are estimated at $472,000, which were included in general and administrative expenses in the year ended 1998. Cash payments of $287,000 were distributed during the first quarter of 1999 and $104,000 remained in accrued liabilities at the end of the quarter. The remaining liability is expected to be resolved by the end of third quarter of 1999.

        Receivables are $70,000 higher at the end of the first quarter 1999 than in the prior year primarily as a result of increased revenues from grant work. Variances in accounts payable and other accrued liabilities at March 31, 1999 and 1998 are the result of normal business fluctuations.

        The note payable to related party is due in February 2000, at which time the balance will need to be repaid or refinanced.

        The Company will require additional funds to continue its operations and, over the longer term, will require substantial additional funds to maintain and expand its research and development activities and to ultimately commercialize, with or without the assistance of corporate partners, any of its proposed products. The Company will seek collaborative or other arrangements with larger pharmaceutical companies, under which such companies would provide additional capital to the Company in exchange for exclusive or non-exclusive license or other rights to certain of the technologies and products the Company is developing. However, the competition for such arrangements with major pharmaceutical companies is intense, with a large number of biopharmaceutical companies attempting to satisfy their funding requirements through such arrangements. There can be no assurance that an agreement or agreements will arise from these discussions in a timely manner, or at all, or that revenues that may be generated thereby will offset operating expenses sufficiently to reduce the Company's short- or long-term funding requirements.

                                    BUSINESS

OVERVIEW

        Epoch is a biomedical company utilizing nucleoside and nucleotide chemistry to develop molecular tools for genetic analysis. Utilizing unique and proprietary technology in the rational design, synthesis and chemical modification of oligonucleotides, the Company has positioned itself to provide products and techniques for high throughput genetic sequence analysis that are in increasing demand in the rapidly expanding field of genetic pharmacology.

        Previously, Epoch's therapeutic research and development program had focused on the modification of gene expression by altering cellular genomic DNA using oligonucleotide targeting technology combined with chemical reactivity. The Company's technology is based on its expertise in designing and synthesizing oligonucleotides bearing modifications that selectively bind to and interact with the target genes.

        Epoch recently discovered that the compounds and techniques that were being developed for its gene modification therapeutic program can be adapted to several gene sequencing analysis systems currently in use or being developed by others. The Company believes that this technology has broad application potential in the developing fields of molecular diagnostics and genomics, including the detection of infectious diseases, inheritable diseases through prenatal testing, screening populations to identify genetic markers that correlate with disease risk or drug response, as well as any other genetic analysis based on DNA sequence determination.

BACKGROUND

        Nucleic acids are found in all living organisms and are the sole carriers of the genetic code that specifies an organism's makeup. There are two types of closely related nucleic acids, deoxyribonucleic acid (DNA) and ribonucleic acid (RNA). DNA carries the permanent genetic information for construction of all proteins in higher living organisms, while RNA carries a temporary copy of this information to direct protein synthesis. Proteins perform most of the normal physiological functions of living organisms, and aberrant production or activity of proteins may cause numerous diseases.

        DNA is comprised of two linear strands that are formed in a double helix. Each strand is a sequential array of four nucleotide bases: adenine (A), guanine (G), thymine (T) and cytosine (C), which are linked together in DNA by a sugar and phosphate backbone. Every gene contains unique sequences of these bases and it is these unique sequences which constitute the genetic information or code which guides all cellular processes. The two chains, or strands, normally comprising DNA are held together by chemical attractions between opposing paired bases according to certain rules: A always pairs with T, G always pairs with C. Figure 1 is a schematic diagram of double-stranded DNA showing this highly specific interaction between the bases in the two strands. This process of base pairing, called hybridization, can occur between DNA strands of any size, as long as the segments hybridizing are complementary.

        Hybridization can also occur between a DNA strand and a complementary RNA strand or two complementary RNA strands. RNA occurs in several forms in cells, and each of these forms has a different function. Messenger RNA (mRNA) is copied, or transcribed, from the DNA comprising a gene and carries the genetic code which is translated into the proteins synthesized by the cell. Transfer RNA
(tRNA) transports the necessary building block amino acids to ribosomes, complex intracellular structures where protein synthesis occurs through the "translation" of the mRNA message. Ribosomal RNA (rRNA) functions to bring mRNA and tRNA together so protein synthesis can occur. The process of transcription and translation which results in protein synthesis is called gene expression.


                                     [GRAPH]


FIGURE 1. SEGMENT OF DOUBLE-STRANDED DNA SHOWING THE BASE PAIR RELATIONSHIP


        Oligonucleotides are well suited for development as pharmaceuticals and diagnostic probes because they can be designed to bind selectively to, and inhibit or inactivate specific sequences in, DNA and RNA or the proteins they produce. The Company's expertise in the chemistry, design and synthesis of oligonucleotides forms the basis of the Company's research and development activities on compounds and techniques for gene sequencing analysis.

DIAGNOSTIC RESEARCH AND DEVELOPMENT

        A probe molecule is designed to be complimentary to a unique sequence of bases in the DNA or RNA of the target cell or organism. This probing is usually done with short pieces of DNA (oligonucleotides) of known sequence. However, short oligonucleotides (10 to 18 nucleotides) do not form (as a group) very stable duplexes and longer oligonucleotides can form stable duplexes that are not perfect complements (i.e., that have mismatches) leading to errors in sequence determination. The ability to overcome these issues is the key to the Company's technology.

        Certain naturally occurring antibiotics have a shape which allows them to "fold" into the "minor groove" of the DNA helix. The Company has found that it can direct the binding of these "minor groove binders" ("MGB") to a specific site on DNA by coupling it to a short DNA molecule (an oligonucleotide) such that when the oligonucleotide reacted with its complement, the MGB folded into the minor groove of the duplex formed by the oligonucleotide and its complement. The MGB-oligonucleotide duplex could not be disassociated at temperatures that would normally separate the two strands. When the MGB was coupled to oligonucleotides as short as seven nucleotides, the duplex formed with its complement was stable at temperatures 15(degrees) to 30(degrees)C higher than the non-MGB oligonucleotide. However, the duplex was stabilized to this extent only if a perfect duplex (i.e., with no mismatches) was formed. This finding enabled the Company to develop MGB-oligonucleotides into DNA sequence probes that the Company believes offer the best solutions yet found for the following situations:

        o Single base mismatch discrimination at high temperatures with short oligonucleotides;

        o Enhancement and sequence-independent equalization of oligonucleotide hybrid stability concurrently; and

        o  Mismatch "hiding" with longer oligonucleotide conjugates.

        The Company believes that the ability of oligonucleotides to precisely bind to matching DNA sequences will have broad use in the developing fields of molecular diagnostics and genomics. The

Company believes that the technology offers immediate advantages to any PCR-based assay where sensitive detection of mutations is required. The Company anticipates that the technology can be used to genotype and quantitate HIV-I viruses that are resistant to reverse transcriptase or protease inhibitors. Similarly, it can be used to identify and type other infectious organisms. The Company also believes that the mismatch sensitivity offered by its technology is ideal for the detection of inheritable diseases by prenatal genotyping.

        Epoch's technology has potential applications to the emerging area of genetic testing. The correlation of genetic make-up with phenotypic (physically evident) response is a developing field. Genetic markers, which are changes in DNA sequence, can be linked either directly (e.g., sickle cell trait and cystic fibrosis) or indirectly (e.g., Alzheimer's disease, Type II diabetes) to disease traits. Some of these genetic markers with single nucleotide changes, Single Nucleotide Polymorphisms (SNPs), have recently been identified. However, several hundred thousand more of these sites exist throughout the human genome. True SNPs are stable genetic markers, likely established thousands of years ago. As these are characterized, they are being linked to genetic traits. Thus, one can, by identifying one or more SNPs in an individual's DNA, correlate the SNP with physical or metabolic traits. This will allow the prediction of, for instance, the individual's propensity to a given disease or responsiveness to a given drug. This field is rapidly growing and depends upon screening populations to correlate known physical traits with sets (one or more) of SNPs. In practice, potential SNPs will be discovered as differences in gene sequences among a few individuals. However, in order to definitively identify these differences as true allelic polymorphisms, and to link them to relevant characteristics (disease propensity, drug response, etc.), large populations must be screened for the sequence differences. Current sequencing methods are too slow and costly to be effective for this effort. The Company believes that it will be able to deliver this technology and analytical tools on a cost-effective basis, thus making the Company's technology the method of choice in SNP screening.

        Other sorts of mutations of a similar nature are known to occur in precancerous or cancer cells. These mutations in specific genes which regulate cell growth can be associated with characteristics of different cancers and will be used in diagnosis and prognosis in cancer therapy. The Company believes that its technology can be used in these test systems as well.

SALES AND MARKETING

        The Company has no recent experience in marketing products and anticipates that it will seek to enter into collaborative arrangements with pharmaceutical companies to market its therapeutic and diagnostic products. The Company entered into a license agreement for certain of its enabling genetic analysis technology with the PE Biosystems division of Perkin Elmer Corporation ("Perkin-Elmer") in January 1999. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." There can be no assurance that the Company will be able to enter into any additional collaborative arrangements on favorable terms or at all.

MANUFACTURING AND SUPPLY

        The Company believes that raw materials and other components are available in sufficient quantities to meet production requirements. The Company's current plan for operations is to produce chemical reagent products and small quantities of oligonucleotide products in it's Redmond facility. The Company's longer term plan for operations is to enter into collaborative arrangements with other companies to manufacture its oligonucleotide products. To date, the Company has not entered into any collaborative arrangements for any of its proposed products and there can be no assurance that the Company will be able to enter into any such arrangements on favorable terms or at all.

RESEARCH AND DEVELOPMENT

        The Company conducts the majority of its research and development activities through its own staff and facilities. The Company has assembled a scientific staff with a variety of complementary skills in a broad range of advanced research technologies. As of March 31, 1999, the Company had 21 employees engaged in research and development, including 12 with Ph.D.'s. These 21 employees were engaged in research and development related to technology applications. The Company's in-house research and development efforts are focused primarily on the development of DNA probes, probe labeling and detection techniques and reagent chemistries.

        In addition to its in-house research programs, the Company collaborates with academic and research institutions to support research in areas of interest to the Company. In October 1996, The National Institute of Arthritis and Musculoskeletal and Skin Disease, of the National Institutes of Health, awarded a four-year contract to Virginia Mason Research Center ("VMRC"), and the Company as subcontractor, to develop and test a compound designed to inactivate a gene which causes rheumatoid arthritis. The federal research award is for $1.2 million of which Epoch will receive $584,000 over the four year period. Epoch earned $41,000 and $32,000 of these funds in the first quarters of 1998 and 1999, respectively, as well as, $159,000 and $160,000 of these funds in 1997 and 1998, respectively, and as of March 31,1999, there was $196,000 remaining on this contract. Such compounds are expected to search the DNA structure to locate and attach to the affected gene. Researchers then hope to turn off the genetic element which causes the patient's immune system to attack cells in patients' joints, resulting in rheumatoid arthritis.

        Research and development expenses totaled approximately $2,682,000 for the year ended December 31, 1997, $2,759,000 for the year ended December 31, 1998 and $645,000 for the three months ended March 31, 1999.

PATENTS AND PROPRIETARY TECHNOLOGY

        The Company attempts to protect its proprietary technology by relying on several methods. As of June 10, 1999, the Company had eleven issued U.S. patents and four U.S. patent applications with Notices of Allowance and eight additional U.S. patent applications in process. There are international patent applications corresponding to many of the U.S. patents and patent applications. The issued patents and pending patent applications cover inventions relating to the components of Epoch's core therapeutics and diagnostics technology. The expiration dates of these patents range from January 2010 to August 2014.

        The patent position of biomedical companies, including Epoch, is uncertain and may involve complex legal and factual issues. Consequently, the Company does not know whether any of its patent applications will result in the issuance of any further patents, or whether issued patents will provide significant proprietary protection or will not be circumvented or invalidated. Epoch cannot be certain that it was the first creator of inventions covered by pending patent applications or that it was the first to file patent applications for such inventions, largely because patent applications in the U.S. are maintained in secrecy until patents issue, and because publications of discoveries in the scientific or patent literature tend to lag behind actual discoveries by several months. Moreover, the Company may have to participate in interference proceedings declared by the U.S. Patent and Trademark Office to determine the priority of inventions, which could result in substantial costs to the Company. There can be no assurance that the Company's patent applications will result in further issued patents or that such issued patents will offer protection against competitors with similar technology. Additionally, there can be no assurance that any manufacture, use or sale of the Company's technology or products will not infringe on patents or proprietary rights of others, and the Company may be unable to obtain licenses or other rights to these other technologies that may be required for commercialization of the Company's proposed products.

        The Company requires its employees, consultants and advisors to execute confidentiality agreements upon the commencement of an employment or consulting relationship with the Company. Each agreement provides that all confidential information developed or made known to the individual during the course of the relationship will be kept confidential and not disclosed to third parties except in specified circumstances. In the case of employees, the agreements provide that all inventions conceived by an individual shall be the exclusive property of the Company, other than inventions unrelated to the Company's business and developed entirely on the employee's own time. There can be no assurance, however, that these agreements will provide meaningful protection or adequate remedies for misappropriation of the Company's trade secrets in the event of unauthorized use or disclosure of such information.

COMPETITION

Diagnostic Products

        Competition in the development and marketing of infectious disease diagnostics using a variety of technologies is intense. There are many pharmaceutical, diagnostic and biotechnology companies, public and private universities and research organizations engaged in the research and development of diagnostic products. Most of these organizations have financial, manufacturing, marketing and human resources greater than those of the Company.

EMPLOYEES

        As of March 31, 1999, the Company had 25 full-time employees, of which 21 employees were devoted to research and development activities, and 4 were devoted to general and administrative activities. The Company believes it has been successful in attracting skilled employees with experience in the biomedical industry, although there can be no assurance that it will continue to do so in the future. None of the employees is covered by a collective bargaining agreement, and management considers relations with its employees to be good.

PROPERTIES

        The Company's principal administrative office and research laboratories are located in Redmond, Washington, where the Company sub-leases and occupies approximately 13,000 square feet. The Company's current building lease will expire in October 1999. The Company has entered into discussions with the current landlord over extending the term of the lease into the year 2000. There can be no assurance that the Company will be able to negotiate terms favorable to the Company, in which case the Company would be required to relocate to new facilities. There can be no assurance that the Company would be able to relocate to new facilities on terms favorable to the Company, to manage the relocation successfully or that the relocation would not disrupt the Company's operations.

LEGAL PROCEEDINGS

         The Company is not a party to any material legal proceedings.

WHERE YOU CAN FIND MORE INFORMATION.

        We are a "small business issuer" under the Securities Act. We are also required by the Exchange Act to file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549; 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

        We originally registered for resale by the Selling Stockholders 10,428,365 shares of Common Stock under Registration No. 333-12601 and 1,268,258 shares of Common Stock under Registration No. 333-21353. Pursuant to Rule 429 of the Securities Act, this Prospectus relates to the resale of shares of Common Stock covered by both Registration Statements. The Registration Statements contain more information than this Prospectus does about us and our securities. We excluded certain parts which were not required by the SEC. To obtain further information about us, please refer to the Registration Statements and their exhibits, which you can inspect without charge by visiting the SEC's public reference facilities listed in the prior paragraph. You can obtain copies of all or any part of the Registration Statement and its exhibits by writing to the SEC's Public Reference Section at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 after payment of the fees prescribed by the SEC. Statements contained in this Prospectus regarding the contents of any contract or any other document are not necessarily complete, and as such, you may want to review the complete contract or document filed as an exhibit to the Registration Statement.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

        Our directors and executive officers are as follows:

NAME                             AGE     POSITION
----                             ---     --------
Fred Craves, Ph.D.               53      Chairman of the Board of Directors and
                                         Chief Executive Officer
Richard L. Dunning               53      Director
Kenneth L. Melmon, M.D.          64      Director
Sanford S. Zweifach              43      President, Chief Financial Officer,
                                         Secretary and Director

        Dr. Craves joined the Company as Chairman of the Board of Directors in July 1993 and became Chief Executive Officer in April 1994. Since January 1997 Dr. Craves has been a principal of the consulting firm of The Craves Group. From January 1994 until January 1997, Dr. Craves was a principal of the consulting firm, Burrill & Craves. From January 1991 to May 1993, he was President and Chief Executive Officer of Berlex Biosciences, a division of Schering A.G., and Vice President of Berlex Laboratories, Inc., the U.S. subsidiary of Schering A.G. From 1981 to 1982, Dr. Craves was Chief Executive Officer and, from 1982 to June 1990, was Chairman, Chief Executive Officer and President of Codon, a biotechnology company. Following Codon's acquisition by Schering A.G., Dr. Craves was President and Chief Executive Officer of Codon from June 1990 to December 1990. From 1981 to 1983, Dr. Craves was also a co-founder and director of Creative Biomolecules. From 1979 to 1981, he was a sales and marketing representative for Millipore Corporation. Dr. Craves received his Ph.D. in Pharmacology and Experimental Toxicology from the University of California, San Francisco. Dr. Craves is also Chairman of the Board of Directors of NeoRx Corporation and a director of InCyte Pharmaceuticals, Inc.

        Mr. Dunning has been a Director of the Company since October 1996. Since April 1996, Mr. Dunning has served as the President, Chief Executive Officer, and as a Director of VIMRx Pharmaceuticals, Inc. From 1991 to 1996, Mr. Dunning served as Executive Vice President and Chief Financial Officer of the Dupont Merck Pharmaceutical Company. Mr. Dunning currently serves as a director of several other companies, including Innovir laboratories, Inc. and Endorex Corp.

        Dr. Melmon has been a Director of the Company since November 1991. Dr. Melmon is Professor of Medicine at Stanford University School of Medicine, where he joined the faculty in 1978. He was previously on the faculty at the University of California, San Francisco, specializing in clinical pharmacology. He is a member of the Institute of Medicine-National Academy of Sciences, and a past president of the American Federation for Clinical Research and the American Association of Clinical Investigation. He holds an M.D. from the University of California Medical Center. He is also on the Board of Directors of Lysis.

        Mr. Zweifach joined the Company in January 1995 as President and Chief Financial Officer. From July 1994 to September 1994, and since September 1996, Mr. Zweifach also served as a director of the Company. Since July 1997, Mr. Zweifach has served as the Chief Financial Officer of Bay City Capital and, since January 1995, Mr. Zweifach has served as a Managing Director of The Olmsted Group, L.L.C., a merchant banking firm. Mr. Zweifach was a Managing Director of D. Blech & Co.

from 1991 to September 1994, and prior to 1991, he was a Vice President of J.S. Frelinghuysen & Co., Inc., a risk capital and merchant banking firm. He is a Certified Public Accountant and holds an M.S. in Human Physiology from the University of California, Davis.

        Dr. Craves and Mr. Zweifach are also employed by other entities and, although they devote a substantial portion of their time to the Company, they also devote a portion of their time to their positions at the other entities. Both Dr. Craves and Mr. Zweifach have been engaged by the Company pursuant to Consulting Agreements.

EXECUTIVE COMPENSATION

        The following table sets forth summary information concerning compensation paid or accrued by the Company for services rendered during the years ended December 31, 1996, 1997 and 1998, to the Company's Chief Executive Officer, and the Company's other executive officers:

                           SUMMARY COMPENSATION TABLE

                                                                                         Long Term
                                                                                        Compensation
                                                   Annual Compensation                     Awards
                                   ----------------------------------------------------  -----------
                                                                                         Securities
         Name and                                                        Other Annual    Underlying     All Other
    Principal Position             Year    Salary($)(4)     Bonus($)    Compensation($)   Options(#)   Compensation
    ------------------             ----    ------------     --------    ---------------  -----------   ------------
Fred Craves (1)                    1998      $100,000        $   --         $   --              --       $    --
  Chief Executive Officer          1997       100,000            --             --              --            --
                                   1996       125,000            --             --              --            --

Sanford S. Zweifach                1998       135,000            --             --              --            --
  President and                    1997       140,625            --             --              --            --
    Chief Financial Officer        1996       135,000            --             --              --            --

Rich B. Meyer, Jr. (2)             1998       119,083            --             --              --        43,307
  Vice President, Research         1997       145,008         2,789             --          14,900            --
    and Development                1996       140,016            --             --              --            --
Robert Wydro (3)                   1998       140,016         2,693             --              --            --
  Vice President, Research         1997       140,016         2,693             --           5,000            --
     Management                    1996        52,506            --             --         100,000            --

----------------

(1)  Includes $25,000 payment earned in 1993, paid in 1996.

(2) Dr. Meyer resigned from the Company in October 1998. Upon his separation from the Company, Dr. Meyer received accrued vacation pay of $43,307.

(3)  Dr. Wydro resigned from the Company in January 1999.

(4) Includes amounts deferred during 1996 and 1997 under the Company's 401(k) employee savings and retirement plan. To date, the Company has not made any matching contributions under that plan.

OPTION MATTERS

        There were no grants of stock options to the Company's executive officers named in the Summary Compensation Table during the year ended December 31, 1998 or the quarter ended March 31, 1999. Additionally, none of the Company's executive officers named in the Summary Compensation Table exercised options or warrants during the year ended December 31, 1998.

        Dr. Wydro, who resigned from the Company in January 1999, exercised 55,000 options in April of 1999.

CONSULTING AGREEMENTS

        In July 1993, the Company entered into a one-year consulting agreement with Dr. Craves under which he received monthly payments of $8,333. The Company and Dr. Craves have extended the consulting agreement for successive one year periods and, concurrently with the loan to the Company in the amount of $3,000,000 from Bay City Capital the Company extended the agreement through February 24, 2000.

        In January 1995, the Company entered into a consulting agreement with Mr. Zweifach under which he received monthly payments of $11,250. Concurrently with the Bay City loan, the Company extended the term of the agreement through February 24, 2000.

        Dr. Melmon also serves as a consultant to the Company and as a member of the Company's Scientific Advisory Board and receives compensation in those capacities.

DIRECTORS' COMPENSATION

        The Company pays all non-employee directors a fee of $1,000 for each Board of Directors meeting attended in person. In July 1993, the Company adopted a Non-Employee Directors Option Plan (the "Directors Plan") pursuant to which the Company granted each non-employee director (except Dr. Craves) a fully-vested 10-year option to purchase 10,000 shares of Common Stock at an exercise price of $4.00 per share. In addition, upon each anniversary of the inception of the Directors Plan each non-employee director will receive fully-vested 10-year options to purchase 5,000 shares of Common Stock at the then current fair market value. Non-employee directors who subsequently join the Board of Directors will receive, upon each anniversary of joining the Board of Directors, fully-vested 10-year options to purchase 5,000 shares of Common Stock at the then current fair market value.

                              CERTAIN TRANSACTIONS

BAY CITY CAPITAL BRIDGE LOAN.

        In February 1998, Bay City Fund I, LLP, an affiliate of Bay City Capital LLC, (collectively, "Bay City"), San Francisco, California, loaned $3,000,000 to the Company as a bridge to the earlier of a public rights offering, other financing, or February 25, 2000. The loan is accruing interest at 8% per annum. In the event of a rights offering, Bay City has agreed, subject to certain conditions, to convert the loan into equity to the extent that the current stockholders do not subscribe for their proportionate share of the offering. In partial consideration for the bridge loan and Bay City's agreement to purchase excess shares, if any, in a rights offering, Bay City received a fully vested five year warrant to purchase 2,000,000 shares of Epoch's Common Stock at a price of $0.90 per share. Bay City is a merchant banking partnership that was formed by The Craves Group and The Pritzker Family business interests. The founding partner of The Craves Group, Fred Craves, Ph.D., is the Chairman and Chief Executive Officer of Epoch. Sanford S. Zweifach, Epoch's President and Chief Financial Officer, is also the Managing Director and Chief Financial Officer of Bay City.

        See "Consulting Agreements" for a description of certain arrangements and transactions with executive officer and directors.

        In April 1998, the Company issued five year warrants to purchase 300,000 shares of Common Stock to Joel Hedgpeth, a consultant, at $0.75 per share. The warrants vest at the rate of 2.083% per month over four years.

LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS

        Our by-laws allow us to indemnify our directors and officers to the fullest extent permitted by law. Insofar as indemnification for liabilities under the Securities Act may be available to our directors, officers or controlling persons pursuant to our Certificate of Incorporation, as amended, our by-laws and the Delaware General Corporation Law ("DGCL"), we have been informed that, in the SEC's opinion, such indemnification violates public policy as expressed in the Securities Act and is therefore unenforceable.

        Section 102(b)(7) of the DGCL provides that a certificate of incorporation may include a provision which eliminates or limits the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, relating to prohibited dividends or distributions or the repurchase or redemption of stock or (iv) for any transaction from which the director derives an improper personal benefit. Our Certificate of Incorporation includes such a provision. As a result of this provision, we and our stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth as of December 31, 1998 certain information about the beneficial ownership of Epoch's Common Stock by (i) each stockholder known by us to be the beneficial owner of more than 5% of Epoch's Common Stock, (ii) each director, (iii) each of the executive officers named in the Summary Compensation Table, and (iv) all executive officers and directors as a group.

                                                     NUMBER OF SHARES           PERCENTAGE OF
NAME AND ADDRESS                                   BENEFICIALLY OWNED(1)      OUTSTANDING SHARES
----------------                                   ---------------------      ------------------
Grace Brothers Ltd.                                      5,013,193                   33.8%
    1560 Sherman Avenue
    Evanston, Illinois 60201

Fred Craves, Ph.D.(2)                                    2,863,241                   16.3%

Bay City Capital, LLC(3)                                 2,000,000                   11.9%
750 Battery Street, Suite 600
San Francisco, CA 94111

Richard L. Dunning(4)                                      467,143                    3.1%

VIMRx Pharmaceuticals, Inc.                                457,143                    3.1%
    2751 Centerville Road, Suite 210
    Little Falls II
    Wilmington, Delaware 19808

Sanford S. Zweifach(5)                                     400,000                    2.6%

The Olmsted Group, LLC(6)                                  345,000                    2.3%
    81 Main Street
    White Planes, NY 10601

Rich B. Meyer, Jr., Ph.D.(7)                               170,229                    1.1%

Robert M. Wydro, Ph.D.(8)                                  130,000                      *

Kenneth L. Melmon, M.D.(9)                                  80,999                      *

All executive officers and directors as a group
(5 persons)(10)                                          1,309,469                    8.1%

----------------

*    Less than one percent

(1) Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock.

(2) Includes 2,585,741 shares subject to warrants and options exercisable within 60 days, including warrants to purchase 250,000 shares which are held by Burrill & Craves, of which Fred Craves is a general partner and 2,000,000 shares subject to Warrants exercisable within 60 days which are held by Bay City Capital, LLC. See footnote (3). Fred Craves disclaims beneficial ownership of such warrants and the shares underlying such warrants except to the extent of his pecuniary interest in Burrill & Craves and Bay City Capital, LLC.

(3) Includes 2,000,000 shares subject to warrants exercisable within 60 days. Represents 2,000,000 shares held by Bay City Capital Fund I, L.P. Bay City Capital, LLC, the general partner of Bay City Capital Fund I, L.P., is a merchant banking partnership formed by The Craves Group and The Pritzker Family business interest. Fred Craves, Ph.D., the chairman and chief executive officer of the Company, is the majority owner and controlling person of The Craves Group. By virtue of their status as members of Bay City Capital, LLC, each of The Craves Group and The Pritzer Family may be deemed the beneficial owner of all of the shares held of record by Bay City Fund I, L.P. (the "Bay City Shares"). By virtue of his status as the majority owner and controlling person of The Craves Group, Fred Craves may also be deemed a beneficial owner of the Bay City Shares. Each of The Craves Group, The Pritzker Family and Fred Craves disclaims beneficial ownership of any Bay City Shares except the extent, if any, of such persons actual pecuniary interest therein.

(4) Includes 10,000 shares subject to warrants and options exercisable within 60 days and 457,143 shares of common stock which are held by VIMRx Pharmaceuticals Inc., of which Richard L. Dunning is the President and CEO. Richard L. Dunning disclaims beneficial ownership of such shares of common stock except to the extent of his pecuniary interest in VIMRx Pharmaceuticals, Inc.

(5) Includes 400,000 shares subject to warrants and options exercisable within 60 days, including warrants to purchase 345,000 shares which are held by The Olmstead Group L.L.C., of which Sanford Zweifach was a managing partner. (See footnote 6.) Sanford Zweifach disclaims beneficial ownership of such warrants and the shares underlying such warrants except to the extent of his pecuniary interest in The Olmstead Group L.L.C.

(6) Includes 345,000 shares subject to warrants exercisable within 60 days. Sanford Zweifach, President and Chief Financial Officer of the Company, was a managing partner of The Olmstead Group L.L.C. Mr. Zweifach disclaims beneficial ownership of such warrants and the shares underlying such warrants except to the extent of his pecuniary interest in The Olmstead Group, L.L.C.

(7) Includes 145,229 shares subject to warrants exercisable within 60 days. Dr. Meyer resigned from the Company in October 1998.

(8) Includes 81,457 shares subject to options and warrants exercisable within 60 days. Dr. Wydro resigned from the Company in January 1999. Dr. Wydro exercised 55,000 options in April of 1999.

(9) Includes 80,999 shares subject to warrants and options exercisable within 60 days.

(10) Includes directors' and executive officers' shares listed above, including 1,309,469 shares subject to warrants and options exercisable within 60 days. Excludes 2,000,000 warrants and the shares underlying such warrants held by Bay City Capital LLC. Excludes 457,143 shares of common stock held by VIMRx Pharmaceuticals, Inc. Excludes 345,000 warrants and the shares underlying such warrants held by the Olmstead Group, LLC.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

        Epoch's authorized capital stock consists of 50,000,000 shares of Common Stock, $.01 par value per share, and 10,000,000 shares of Preferred Stock, $.01 par value per share, with such rights as our Board may determine. As of May 31, 1999, there were 14,895,589 shares of Common Stock outstanding held of record by approximately 157 stockholders, 1,301,912 Exchange Warrants (as defined below), held of record by 46 Exchange Warrant holders, 6,496,963 Other Warrants, held of record by approximately 69 Other Warrant holders, and 1,398,624 options to purchase Common Stock. There are no shares of Preferred Stock outstanding.

COMMON STOCK

        The holders of outstanding shares of Common Stock are entitled to receive dividends out of legally available assets at such times and in such amounts as our Board of Directors may, from time to time, determine. Each stockholder is entitled to one vote for each share of Common Stock held and there is no cumulative voting in the election of directors. The Common Stock is not entitled to preemptive rights and is not subject to redemption or conversion. Upon our liquidation, dissolution or winding-up, our assets legally available for distribution to stockholders are distributable ratably among the holders of the Common Stock after payment of other claims of creditors. All outstanding shares of Common Stock are, and the shares of Common Stock to be issued pursuant to this offering will be, validly issued, fully paid and nonassessable.

PREFERRED STOCK

        Our Board of Directors has the authority to issue up to 10,000,000 shares of Preferred Stock, $0.01 par value, and to fix the rights, preferences, privileges and restrictions, including voting rights, of those shares without any future vote or action by our stockholders. The rights of the holders of the Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock, thereby delaying, deferring or preventing a change in our company's control. Furthermore, such Preferred Stock may have other rights, including economic rights senior to the Common Stock, and, as a result, the issuance of Preferred Stock could significantly hurt the market value of our Common Stock. We have no present plans to issue shares of Preferred Stock.

EXCHANGE WARRANTS

        In June 1996, we offered to exchange for every two Redeemable Common Stock Purchase Warrants, which were issued in conjunction with our initial public offering in September 1993 at $6.50 per share (the "Public Warrants"), one new warrant to purchase one share of our Common Stock until June 20, 2001 exercisable at $2.50 per share (the "Exchange Warrants").

        In June 1997, the exchange of warrants was completed, with 2,603,825 Public Warrants being exchanged for 1,301,912 of the Exchange Warrants. The following discussion of the material terms and provisions of the Exchange Warrants is qualified in its entirety by reference to the detailed provisions of the Exchange Warrant Agreement, (the "Exchange Warrant Agreement") between the Company and American Stock Transfer & Trust Company, a copy of which has been filed as an exhibit to the

Registration Statement of which this Prospectus is part. Any outstanding and unexercised Public Warrants expired on September 29, 1998.

        Each Exchange Warrant entitles the holder to purchase at any time until June 20, 2001 one share of our Common Stock at an exercise price of $2.50 per share. The exercise price of the Exchange Warrants and the number of shares of Common Stock underlying the Exchange Warrants are subject to adjustment for stock splits, stock dividends and similar events. The Exchange Warrants do not contain anti-dilution provisions relating to issuances or sales of Common Stock at prices below the exercise price or the then prevailing market price of the Common Stock. The Exchange Warrants may be exercised in whole or in part.

        We may redeem the Exchange Warrants, in whole but not in part, at our option at any time after eighteen months from the date the Exchange Warrants were issued upon not less than 30 days' nor more than 60 days' notice, at a price of $.05 per warrant, providing the market price of our Common Stock has been at least $3.75 for 20 consecutive business days ending within 15 days of the date of the notice of redemption. For purposes of redemption of the Exchange Warrants, the market price of a share of Common Stock on any date would be the last sale price (or highest reported bid price if the stock is not traded on a national securities exchange or the Nasdaq National Market) on such date. In the event we exercise our right to redeem the Exchange Warrants, such Exchange Warrants would be exercisable until the close of business on the date fixed for redemption in such notice. If any Exchange Warrant called for redemption is not exercised by such time, it would cease to be exercisable and the holder thereof would be entitled only to the redemption price.

        For a holder to exercise the Exchange Warrants, we must have a current registration statement in effect with the SEC and we must be qualified with or approved by various state securities agencies with respect to the shares or other securities underlying the Exchange Warrants, or we must have an opinion from our counsel stating that there is an exemption from registration or qualification. As long as the Exchange Warrants remain outstanding and exercisable, we are required to maintain an effective registration statement with respect to the shares issuable on exercise of the Exchange Warrants. However, we make no guarantee that such registration statement can be kept current. If a registration statement covering such shares of Common Stock is not kept current for any reason, or if the shares underlying the Exchange Warrants, are not registered in the state in which a holder resides, the Exchange Warrants will not be exercisable and their value will be impaired.

OTHER WARRANTS

        As of May 31, 1999, there were other warrants outstanding to purchase an aggregate of 6,496,963 shares of Common Stock at exercise prices ranging from $.30 to $9.21 per share.

COMMON STOCK OPTIONS

        The Company has a 1991 and a 1993 Incentive Stock Option Plan, Nonqualified Stock Option and Restricted Stock Purchase Plan pursuant to which 1,436,470 shares and 500,000 shares of common stock, respectively, have been reserved for grants. Under the plans, incentive stock options must have an exercise price at least equal to the fair market value of the common stock on the date of grant. Nonqualified stock options and rights to purchase restricted stock must have an exercise price at least equal to 85% of the fair market value of the common stock on the date of grant. The options are issued with a ten year term and vest over a period of four years. At May 31, 1999, 39,967 shares and 191,632 shares, respectively, remained available for grant under these plans. At May 31, 1999, there were 1,398,624 outstanding options to purchase common stock under these plans.

        The Company also has a Non-Employee Directors Option Plan (the "Directors Plan") under which the Company granted each non-employee director, a fully-vested 10-year option to purchase 10,000 shares of common stock at the inception of the plan in 1993. Upon each anniversary of the inception of the Directors Plan, each non-employee director receives fully-vested 10-year options to purchase 5,000 shares of common stock at the then current fair market value. Non-employee directors who subsequently join the Board of Directors will receive, upon each anniversary of joining the Board of Directors, fully-vested 10-year options to purchase 5,000 shares of common stock at the then current fair market value.

REGISTRATION RIGHTS

        We are obligated to keep the Registration Statement, of which this Prospectus is a part, effective until the earlier of June 21, 1999, or the date on which all shares may be sold without volume limitations under Rule 144. We are also obligated to maintain the effectiveness of our Registration Statement covering the 1,301,912 shares of Common Stock issuable upon exercise of the Exchange Warrants until June 20, 2001, the period of their exercisability.

TRANSFER AGENT, REGISTRAR AND WARRANT AGENT

        The stock transfer agent, registrar and warrant agent for our Common Stock and Warrants is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.

                              SELLING STOCKHOLDERS


                                                   SHARES OWNED BEFORE                            AMOUNT AND PERCENTAGE
                                                   OFFERING (INCLUDING        SHARES OFFERED          OF SHARES
                                                  SHARES ISSUABLE UPON       PURSUANT TO THIS      BENEFICIALLY OWNED
SELLING STOCKHOLDER                               EXERCISE OF WARRANTS)        PROSPECTUS(1)         AFTER OFFERING
-------------------                               ---------------------      ----------------     ---------------------
& Capital Partners, L.P....................               375,000                 125,000           250,000   (1.7%)
Laurie & Harold Alexander..................                12,500                  12,500                 0
Armore Perpetuo, Inc.......................                50,000                  50,000                 0
Michael Arnouse............................               150,000                  50,000           100,000*
Jeffrey Baron..............................                26,500                  26,500                 0
Arnolda Barros.............................                50,000                  50,000                 0
Edgar E. Barton, Jr........................                37,500                  12,500            25,000*
Batterson, Johnson & Wang Limited
  Partners.................................               258,145                  58,145           200,000   (1.3%)
Lamon Lynn Bennett.........................               300,000                 100,000           200,000   (1.3%)
Biotechnology Investment Group
  L.L.C. ..................................               250,000                 250,000                 0
David Blech................................               109,355                 109,355                 0
The Edward Blech Trust ....................               350,000                 350,000                 0
Francis F. Bodkin, Jr......................                 3,500                   3,500
Burrill & Craves...........................               250,000                 250,000                 0
Frederick Chassman.........................                27,500                  27,500                 0
James F. Clark.............................                25,000                  25,000                 0
James L. Comazzi...........................                12,500                  12,500                 0
Concept Mining, Inc........................                50,000                  50,000                 0
Cooley, Goward.............................                25,000                  25,000                 0
John S. & Carol A. Dahne...................                37,500                  12,500            25,000*
Theodore H. Friedman.......................                25,000                  25,000                 0
Frontier Charitable Remainder, Nicolas
  Madonia (Trustee)........................               140,000                 140,000                 0
Corinna Furnazi............................                37,500                  12,500            25,000*
Thomas L. Garell...........................                37,500                  12,500            25,000*
John G. Garell.............................                12,500                  12,500                 0
The Gerbsman Family Trust, DTD
  12-4-90, Steven R. or Marlene Gerbsman,
  Trustees.................................                37,500                  12,500            25,000*
Joseph Giamanco............................                50,000                  50,000                 0
Grace Brothers Ltd.(3).....................             5,013,193               2,000,000         3,013,193  (17.8%)
John P. Green, Jr..........................                25,000                  25,000                 0
Helen Gurman...............................                25,000                  25,000                 0
Jason C. Hackett...........................                12,500                  12,500                 0
Jerry Heymann..............................                25,000                  25,000                 0
Billy B. & Lorraine S. Huff................                37,500                  12,500            25,000*
Eli David Jacobson.........................                17,500                  17,500                 0
Karfunkel Family Foundation................               150,000                  50,000           100,000*
Gerald Korman..............................                37,500                  12,500            25,000*
Paula Kramer...............................                37,500                  12,500            25,000*
The Low Family Trust, U/T/A 3-21-82
  Thomas B. Low, Trustee...................                37,500                  37,500                 0
Allan R. Lyons.............................                12,500                  12,500                 0

Joseph D. McKeown..........................                37,500                  12,500            25,000*
Kenneth L. Melmon(2).......................                80,999                   1,001            79,998*
Eric Miller................................                12,500                  12,500                 0
Tolof O. Nasby.............................                 5,000                   5,000                 0
The Olmsted Group, L.L.C.(4)...............               345,000                 115,000           230,000   (1.5%)
The Ridge Land Company.....................                50,000                  50,000                 0
David Mark Rozen...........................               237,500                 112,500           125,000*
Frank J. Schultheis........................                25,000                  25,000                 0
Smith Barney, New York.....................                12,500                  12,500                 0
Glenn S. Stanley...........................                12,500                  12,500                 0
Joseph L. Stanley..........................                12,500                  12,500                 0
Stuart G. Stanley..........................                12,500                  12,500                 0
Michael Steifman...........................                12,500                  12,500                 0
Richard B. Stone...........................                25,000                  25,000                 0
Richard Sullivan...........................                12,500                  12,500                 0
Robert N. Swetnick.........................                25,000                  25,000                 0
United Equities Commodities Company........               250,000                 250,000                 0
Susan Jane Walker..........................               112,500                  37,500            75,000*
Raymond Zabel, Jr..........................                12,500                  12,500                 0
Larry Zalk.................................                25,000                  25,000                 0
                                                        ---------               ---------         ---------
TOTAL......................................             9,489,192               4,891,001         4,598,191

----------------

*    Less than one percent

(1)  Includes up to 4,891,001shares issuable upon exercise of warrants.

(2) See "Management" and "Security Ownership of Certain Beneficial Owners and Management."

(3)  See "Security Ownership of Certain Beneficial Owners and Management."

(4) Sanford Zweifach, Epoch's President and Chief Financial Officer and one of Epoch's directors, is an employee of the Olmsted Group, L.L.C.

                              PLAN OF DISTRIBUTION

        Each Selling Stockholder has informed us that he, she or it may sell Common Stock from time to time in transactions on the OTC Bulletin Board, in negotiated transactions, or otherwise, or by a combination of these methods, at fixed prices which may be changed, at market prices at the time of sale, at prices related to market prices or at negotiated prices. The Selling Stockholders may effect these transactions by selling the Common Stock to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Common Stock for whom the broker-dealer may act as an agent or to whom they may sell the Common Stock as a principal, or both. The compensation to a particular broker-dealer may be in excess of customary commissions.

        The Selling Stockholders and broker-dealers who act in connection with the sale of the Common Stock may be considered "underwriters" within the meaning of the Securities Act, and any commissions received by such broker-dealers and profits on any resale of the Common Stock as a principal may be considered underwriting discounts and commissions under the Securities Act.

        We have agreed to bear the expenses in connection with the registration and sale of the Common Stock offered by the Selling Stockholders (other than selling commissions and the fees and expenses of counsel or other advisors to the Selling Stockholders) which we estimate to be $27,331.

                                  LEGAL MATTERS

        The validity of the Common Stock offered in this Prospectus will be passed upon for us by Stradling Yocca Carlson & Rauth, a Professional Corporation, Newport Beach, California.

                                     EXPERTS

        The financial statements of Epoch Pharmaceuticals, Inc. as of December 31, 1998 and for each of the years in the two-year period ended December 31, 1998 have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

        The report of KPMG LLP dated February 10, 1999 contains an explanatory paragraph that states that we have suffered recurring losses from operations and have a net capital deficiency which raises substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                           EPOCH PHARMACEUTICALS, INC.

                          INDEX TO FINANCIAL STATEMENTS


PART I.  FINANCIAL INFORMATION                                                               PAGE
                                                                                            NUMBER
    ITEM 1.  FINANCIAL STATEMENTS

               Independent Auditors' Report.............................................   F-1

               Balance Sheet as of December 31, 1998 and
                    March 31, 1999 (unaudited)..........................................   F-2

               Statements of Operations for the years ended
                    December 31, 1997 and 1998 and for the three months ended
                    March 31, 1998 and 1999 (unaudited).................................   F-3

               Statements of Stockholders' Equity (Deficit) for the years ended December 31, 1997 and 1998 and for the three
                    months ended
                    March 31, 1999 (unaudited)..........................................   F-4

               Statements of Cash Flows for the years ended December 31,
                    1997 and 1998 and for the three months ended
                    March 31, 1998 and 1999 (unaudited).................................   F-5

               Notes to Financial Statements............................................   F-6

INDEPENDENT AUDITORS' REPORT



The Board of Directors and Stockholders
Epoch Pharmaceuticals, Inc.

        We have audited the accompanying balance sheet of Epoch Pharmaceuticals, Inc. as of December 31, 1998, and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects the financial position of Epoch
Pharmaceuticals, Inc. as of December 31, 1998, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 1998 in conformity with generally accepted accounting principles.

        The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 11 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 11. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


KPMG LLP


Seattle, Washington
February 10, 1999

                           EPOCH PHARMACEUTICALS, INC.
                                  BALANCE SHEET

                                     ASSETS

                                                                                      MARCH 31,
                                                                 DECEMBER 31,           1999
                                                                     1998            (UNAUDITED)
                                                                 ------------       ------------
Current assets:
    Cash and cash equivalents .............................      $    658,363       $  1,724,207
    Receivables ...........................................            38,303            108,088
    Prepaid expenses ......................................            45,769             48,263
                                                                 ------------       ------------
       Total current assets ...............................           742,435          1,880,558

Equipment, net ............................................           173,831            207,086

Other assets ..............................................            53,937             53,898
                                                                 ------------       ------------
       Total assets .......................................      $    970,203       $  2,141,542
                                                                 ============       ============

                      LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
    Accounts payable ......................................      $    215,813       $    131,314
    Accrued interest on note payable to related party .....           208,804            272,507
    Accrued expenses for canceled relocation ..............           391,042            103,645
    Other accrued liabilities .............................           356,033            403,784
    Deferred revenue - current portion ....................                --            350,000
    Note payable to related party .........................                --          3,000,000
                                                                 ------------       ------------
       Total current liabilities ..........................         1,171,692          4,261,250

Note payable to related party .............................         3,000,000                 --
Deferred revenue ..........................................                --          1,950,000

Stockholders' deficit:
     Preferred stock, par value $.01; 10,000,000 shares
       authorized;  no shares issued and outstanding ......                --                 --
    Common stock, par value $.01; 50,000,000 shares
       authorized; issued and outstanding: 14,824,227 at
       December 31, 1998 and 14,835,214 at March 31, 1999
       (unaudited) ........................................           148,242            148,352
    Additional paid-in capital ............................        54,460,706         54,470,102
    Deferred compensation expense .........................          (159,826)          (147,838)
    Deferred financing expense ............................          (817,794)          (651,123)
    Accumulated deficit ...................................       (56,832,817)       (57,889,201)
                                                                 ------------       ------------
       Total stockholders' deficit ........................        (3,201,489)        (4,069,708)
                                                                 ------------       ------------

Commitments, contingency and subsequent event

Total liabilities and stockholders' deficit ...............      $    970,203       $  2,141,542
                                                                 ============       ============

                 See accompanying notes to financial statements.

                           EPOCH PHARMACEUTICALS, INC.
                            STATEMENTS OF OPERATIONS

                                                                              THREE MONTHS ENDED
                                                                                   MARCH 31,
                                         YEARS ENDED DECEMBER 31,                 (UNAUDITED)
                                       ----------------------------      ----------------------------
                                          1997             1998             1998             1999
                                       -----------      -----------      -----------      -----------
Research contract revenue ........     $   187,737      $   159,917      $    40,783      $    95,092

Operating expenses:
   Research and development ......       2,682,269        2,759,476          703,147          644,601
   General and administrative ....       1,513,955        2,014,571          375,485          334,865
                                       -----------      -----------      -----------      -----------
     Total operating expenses ....       4,196,224        4,774,047        1,078,632          979,466
                                       -----------      -----------      -----------      -----------

     Operating loss ..............      (4,008,487)      (4,614,130)      (1,037,849)        (884,374)

Other income (expense):
   Interest income ...............         157,215          104,985           26,448           18,553
   Interest and financing expense           (3,835)        (727,156)         (47,467)        (230,563)
   Other income ..................         120,300           23,292           19,955               --
                                       -----------      -----------      -----------      -----------
   Loss from continuing operations      (3,734,807)      (5,213,009)      (1,038,913)      (1,096,384)

Discontinued operations -
   gain on disposal of Diagnostics
   Division ......................         130,000          110,000           30,000           40,000
                                       -----------      -----------      -----------      -----------
     Net loss ....................     $(3,604,807)     $(5,103,009)     $(1,008,913)     $(1,056,384)
                                       ===========      ===========      ===========      ===========
Loss per share from continuing
   operations - basic and diluted     $      (0.25)    $      (0.35)    $      (0.07)    $      (0.07)
Income per share from
   discontinued operations -
   basic and diluted .............            0.01             0.01               --               --
                                       -----------      -----------      -----------      -----------

     Net loss per share -
       basic and diluted .........     $     (0.24)     $     (0.34)     $     (0.07)     $     (0.07)
                                       ===========      ===========      ===========      ===========

Weighted average number of
   common shares outstanding -
   basic and diluted .............      14,755,462       14,818,960       14,814,793       14,830,435


                 See accompanying notes to financial statements.

                           EPOCH PHARMACEUTICALS, INC.
                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                     Common Stock                                         Deferred                      Total
                                -----------------------    Additional       Deferred      Financing   Accumulated    Stockholders
                                  Shares       Amount    Paid-In Capital  Compensation    Expense       Deficit    Equity (Deficit)
                                ----------   ----------  ---------------  ------------    ---------   -----------  ----------------
Balance at December 31, 1996    14,723,856   $  147,239    52,892,549        (39,029)           --    (48,125,001)     4,875,758

Exercise of stock options           90,937          909        38,238                                                     39,147
Amortization of deferred
  compensation                                                                39,029                                      39,029
Net loss                                                                                               (3,604,807)    (3,604,807)
                                ----------   ----------    ----------       --------      --------    -----------     ----------

Balance at December 31, 1997    14,814,793      148,148    52,930,787             --            --    (51,729,808)     1,349,127

Exercise of stock options            9,434           94         4,767                                                      4,861
Warrants issued in debt
  financing                                                 1,333,361                   (1,333,361)                           --
Issuance of warrants to
  a consultant                                                191,791       (191,791)                                         --
Amortization of deferred
  compensation                                                                31,965                                      31,965
Amortization of deferred
  financing expense                                                                        515,567                       515,567
Net loss                                                                                               (5,103,009)    (5,103,009)
                                ----------   ----------    ----------       --------      --------    -----------     ----------

Balance at December 31, 1998    14,824,227      148,242    54,460,706       (159,826)     (817,794)   (56,832,817)    (3,201,489)

Exercise of stock options
  (unaudited)                       10,987          110         9,396                                                      9,506
Amortization of deferred
  compensation (unaudited)                                                    11,988                                      11,988
Amortization of deferred
  financing expense
   (unaudited)                                                                             166,671                       166,671
Net loss (unaudited)                                                                                   (1,056,384)    (1,056,384)
                                ----------   ----------    ----------       --------      --------    -----------     ----------

Balance at March 31, 1999
  (unaudited)                   14,835,214   $  148,352    54,470,102       (147,838)     (651,123)   (57,889,201)    (4,069,708)
                                ==========   ==========    ==========       ========      ========    ===========     ==========

                 See accompanying notes to financial statements.

                           EPOCH PHARMACEUTICALS, INC.
                            STATEMENTS OF CASH FLOWS

                                                                                                THREE MONTHS ENDED
                                                                                                     MARCH 31,
                                                             YEARS ENDED DECEMBER 31,               (UNAUDITED)
                                                            ---------------------------     ---------------------------
                                                               1997            1998            1998            1999
                                                            -----------     -----------     -----------     -----------
Cash flows from operating activities
   Net loss ............................................    $(3,604,807)    $(5,103,009)    $(1,008,913)    $(1,056,384)
   Adjustments to reconcile net loss to net
     cash provided by (used in) operating activities:
     Depreciation and amortization .....................        196,339          61,264          13,627          18,873
     Amortization of deferred financing expense ........             --         515,567          25,576         166,671
     Amortization of deferred compensation expense .....             --          31,965              --          11,988
     Changes in operating assets and liabilities:
       Receivables .....................................         (4,545)         24,984           6,852         (69,785)
       Prepaid expenses, and other assets ..............        (12,726)          4,159          (5,676)         (2,455)
       Accounts payable ................................         36,733         (21,158)        (79,766)        (84,499)
       Accrued interest on note payable to related party             --         208,804          21,708          63,703
       Accrued expenses for canceled relocation ........             --         391,042              --        (287,397)
       Deferred revenue ................................             --              --              --       2,300,000
       Other accrued liabilities .......................         35,023         129,485          99,577          47,751
                                                            -----------     -----------     -----------     -----------
     Net cash provided by (used in) operating activities     (3,353,983)     (3,756,897)       (927,015)      1,108,466
                                                            -----------     -----------     -----------     -----------

Cash used in investing activities -
   acquisition of equipment ............................        (78,851)        (75,084)        (20,512)        (52,128)
                                                            -----------     -----------     -----------     -----------

Cash flows from financing activities:
   Proceeds from notes payable .........................             --       3,000,000       3,000,000              --
   Principal payments on notes payable .................        (11,188)             --              --              --
   Exercise of stock options ...........................         39,147           4,861              --           9,506
                                                            -----------     -----------     -----------     -----------
   Net cash provided by financing activities ...........         27,959       3,004,861       3,000,000           9,506
                                                            -----------     -----------     -----------     -----------

Net decrease in cash and cash equivalents ..............     (3,404,875)       (827,120)      2,052,473       1,065,844
Cash and cash equivalents at beginning of period .......      4,890,358       1,485,483       1,485,483         658,363
                                                            -----------     -----------     -----------     -----------
Cash and cash equivalents at end of period .............    $ 1,485,483     $   658,363     $ 3,537,956       1,724,207
                                                            ===========     ===========     ===========     ===========

Supplemental disclosure of non-cash financing
   activities - warrants issued in debt financing ......    $        --     $ 1,333,361     $ 1,333,361     $        --
                                                            ===========     ===========     ===========     ===========
Supplemental disclosure of cash flow information -
   cash payments made during the period for interest ...    $     3,836     $     2,785     $       183             189
                                                            ===========     ===========     ===========     ===========


                 See accompanying notes to financial statements.

                           EPOCH PHARMACEUTICALS, INC.
                          NOTES TO FINANCIAL STATEMENTS


                                DECEMBER 31, 1998



(1)     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

        Epoch Pharmaceuticals, Inc. ("Epoch" or "the Company") was organized to develop, manufacture and market therapeutic and diagnostic products utilizing oligonucleotide technology. The Company's activities are focused on the development of therapeutic technologies and products.

Basis of Presentation

        The unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB. Accordingly, they do not include all of the information and footnotes required to be presented for complete financial statements. The accompanying financial statements include all adjustments (consisting only of normal recurring accruals) which are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented.

        Certain 1998 balances have been reclassified to conform with the 1999 presentation.

Discontinued Operations

        In 1995, the Company sold its then existing diagnostics division and in 1996 sold its remaining diagnostic technologies (see note 6). Accordingly, amounts related to the diagnostics division have been reported as discontinued operations.

Equipment

        Equipment is stated at cost. Depreciation and amortization are provided on the straight-line method over the assets' estimated useful lives, generally three to five years.

Impairment of Long-Lived Assets

        For long-lived assets including equipment, the Company evaluates the carrying value of the assets by comparing the estimated future cash flows generated from the use of the assets and their eventual disposition with the assets' reported net book value. The carrying value of assets are evaluated for impairment when events or changes in circumstances occur which may indicate the carrying amount of the asset may not be recoverable.

Revenue Recognition

        Research contract revenue is recognized as research and development activities are performed under the terms of related agreements.

        Deferred revenue represents unrecognized license and technology fees, prepaid royalties, and prepayments for product purchases related to a license and supply agreement. License fees, technology fees, and prepayments for product purchases will be recognized based upon minimum sales of products sold to the licensee by the Company as specified over the term of the agreement. Prepaid royalties will be recognized based upon sales of the licensed product by the licensee as specified in the agreement.

Income Taxes

        Deferred income taxes are provided based on the estimated future tax effects of temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on the deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date. A valuation allowance is recorded for deferred tax assets when it is more likely than not that such deferred tax assets will not be realized.

Stock-Based Compensation

        The Company applies APB Opinion No. 25, Accounting for Stock Issued to Employees and related interpretations in measuring compensation costs for its stock option plans. The Company discloses proforma net income (loss) and net income (loss) per share as if compensation cost had been determined consistent with Statement of Financial Accounting Standard (FAS) No. 123, Accounting for Stock-Based Compensation.

Net Loss Per Share

        Basic earnings (loss) per share (EPS) is computed based on weighted average shares outstanding and excludes any potential dilution. Diluted EPS reflects potential dilution from the exercise or conversion of securities into common stock or from other contracts to issue common stock. The capital structure of the Company includes stock options and stock warrants. At December 31, 1997 and 1998, there were outstanding options to purchase 1,123,516 and 1,135,986 shares of common stock and outstanding warrants to purchase 6,705,771 and 7,798,875 shares of common stock, respectively. At March 31, 1998 and 1999, there were outstanding options to purchase 1,116,450 and 1,458,999 shares of common stock and outstanding warrants to purchase 8,470,016 and 7,798,875 shares of common stock, respectively. The assumed conversion and exercise of these securities has been excluded from diluted EPS as their effect would be anti-dilutive.

Financial Instruments

        The Company has financial instruments consisting of cash and cash equivalents, receivables, accounts payable and a note payable to related party. The fair value of these financial instruments approximates their carrying amount based on their short term nature and current market indicators.

Cash Equivalents

        All highly liquid investments with a maturity of three months or less at date of purchase are considered to be cash equivalents.

Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(2)     EQUIPMENT

        Equipment at December 31, 1998 consists of the following:

        Machinery and equipment..........................    $ 1,373,876
        Furniture and fixtures...........................        214,301
                                                             -----------
                                                             $ 1,588,177
        Less accumulated depreciation....................     (1,414,346)
                                                             -----------
        Equipment, net...................................    $   173,831
                                                             ===========

(3)     RETIREMENT SAVINGS PLAN

        The Company has a profit sharing plan, which is qualified under Section 401(k) of the United States Internal Revenue Code. The plan allows eligible employees to contribute up to 20% of their salary. The Company, at its discretion, makes matching contributions to the plan. No matching contributions were made to the plan in 1997 or 1998.

(4)     EQUITY

Options to Purchase Common Stock

        The Company has a 1991 and a 1993 Incentive Stock Option Plan, Nonqualified Stock Option and Restricted Stock Purchase Plan pursuant to which 1,436,470 shares and 500,000 shares of common stock, respectively, have been reserved for grants. Under the plans, incentive stock options must have an exercise price at least equal to the fair market value of the common stock on the date of grant. Nonqualified stock options and rights to purchase restricted stock must have an exercise price at least equal to 85% of the fair market value of the common stock on the date of grant. The options are issued with a ten year term and vest over a period of four years. At December 31, 1998, 373,976 shares and 191,632 shares, respectively, remained available for grant under these plans.

        The Company also has a Non-Employee Directors Option Plan (the "Directors Plan") under which the Company granted each non-employee director, a fully-vested 10-year option to purchase 10,000 shares of common stock at the inception of the plan in 1993. Upon each anniversary of the inception of the Directors Plan, each non-employee director receives fully-vested 10-year options to purchase 5,000 shares of common stock at the then current fair market value. Non-employee directors who subsequently join the Board of Directors will receive, upon each anniversary of joining the Board of Directors, fully-vested 10-year options to purchase 5,000 shares of common stock at the then current fair market value.

        A summary of the Company's three stock option plans follows.


                                                        1997                       1998
                                               -----------------------    -----------------------
                                                             WEIGHTED-                  WEIGHTED-
                                                              AVERAGE                    AVERAGE
                                                              EXERCISE                   EXERCISE
                                                SHARES         PRICE       SHARES         PRICE
                                               ---------     ---------    ---------     ---------
Outstanding at beginning of year               1,307,758       $1.84      1,123,516       $1.72
Granted                                          271,999        0.77         29,000        0.70
Exercised                                        (90,937)       0.69         (9,434)       0.52
Forfeited                                       (365,304)       1.76         (7,096)       0.63
                                               ---------       -----      ---------       -----
Outstanding at end of year                     1,123,516       $1.72      1,135,986       $1.71
                                               =========       =====      =========       =====
Options exercisable at year end                  636,052       $1.80        786,413       $1.56
Weighted - average fair value of options
granted during the year                        $    0.77                  $    0.70

        The following table summarizes information about stock options outstanding at December 31, 1998:

                                    OPTIONS OUTSTANDING                          OPTIONS EXERCISABLE
                 ------------------------------------------------------     ------------------------------
RANGE OF             NUMBER           WEIGHTED-AVERAGE      WEIGHTED            NUMBER        WEIGHTED-
EXERCISE         OUTSTANDING AT       REMAINING YEARS       AVERAGE         EXERCISABLE AT     AVERAGE
PRICES             12/31/98           CONTRACTUAL LIFE   EXERCISE PRICE        12/31/98     EXERCISE PRICE
----------------------------------------------------------------------------------------------------------
$0.30 - 0.50         234,735                 5.3             $0.44              209,067         $0.43
 0.53 - 0.78         478,251                 7.4              0.62              327,971          0.62
 0.87 - 1.13          58,000                 7.6              1.00               34,375          1.02
 3.87 - 4.50         345,000                 5.0              3.97              195,000          4.04
 5.87 - 5.88          20,000                 4.7              5.88               20,000          5.88
                   ---------                 ---             -----              -------         -----
$0.30 - 5.88       1,135,986                 6.2             $1.71              786,413         $1.56
                   =========                 ===             =====              =======         =====


Warrants to Purchase Common Stock

        As part of a debt financing in February 1998, the company issued a fully vested five year warrant to purchase 2,000,000 shares of the Company's common stock at $.90 per share (see note 8).

        In April 1998, the Company issued five-year warrants to purchase 300,000 shares of Common Stock to a consultant at $0.75 per share. The warrants vest at the rate of 2.083% per month over four years. The Company recorded additional paid-in capital and deferred compensation expense of approximately $192,000 in connection with the issuance of this warrant. This deferred compensation expense is being amortized over the four year vesting period of the warrant. Deferred compensation expense recognized in 1998 was approximately $32,000.

        In June 1996, the Company announced that it intended to exchange for every two Redeemable Common Stock Purchase Warrants, which were issued in conjunction with the Company's public offering in September 1993 at $6.50 per share (the "Public Warrants"), one new warrant to purchase one share of the Company's Common Stock until June 20, 2001, that is exercisable at $2.50 per share (the "Exchange Warrants"). In June 1997 this exchange of warrants was completed, with 2,603,825 of the Public Warrants being exchanged for 1,301,912 of the Exchange Warrants. Each Exchange Warrant is redeemable by the Company at any time after eighteen months from the date that they were issued at $0.05 per warrant, provided that the closing trading price per share of Common Stock is at least $3.75 for twenty consecutive trading days.

         A summary of the Company's outstanding warrants follows.

                                                 1997                                1998
                                      -----------------------------       -----------------------------
                                                        EXERCISE                            EXERCISE
                                        SHARES         PRICE RANGE          SHARES         PRICE RANGE
                                      -----------------------------       -----------------------------
Outstanding at beginning of year       8,743,762      $0.30 - 10.40        6,705,771      $0.30 - 10.40
Granted                                1,351,912       0.75 -  2.50        2,300,000       0.75 -  0.90
Exercised                                     --         --      --               --         --      --
Expired                               (3,389,903)      2.00 -  6.50       (1,206,896)      3.00 - 10.40
                                      ----------      -------------       ----------      -------------
Outstanding at end of year             6,705,771       0.30 - 10.40        7,798,875       0.30 -  9.21
                                      ==========      =============       ==========      =============
Warrants exercisable at year end       6,666,186      $0.30 - 10.40        7,521,780      $0.30 -  9.21
Weighted - average value of
  exercisable warrants                                $        2.29                       $        1.65

        The outstanding warrants are fully vested at December 31, 1998 with the exception of 277,095 warrants issued to a consultant which vest at a rate of 2.083% per month. All outstanding warrants will be fully vested in 2002. The warrants have expiration dates that range to 2003.

Stock Based Compensation

        Had compensation cost for stock options and warrants issued to employees been determined consistent with FAS No. 123, the Company's net loss and loss per share would have been increased to the pro forma amounts below:

                                                                     1997          1998
                                                                  -----------   -----------
Loss from continuing operations                   As reported     $(3,734,807)  $(5,213,009)
                                                  Pro forma       $(3,815,518)  $(5,443,207)

Loss per share from continuing operations         As reported     $    (0.25)   $     (0.35)
                                                  Pro forma       $    (0.26)   $     (0.37)

Net loss                                          As reported     $(3,604,807)  $(5,103,009)
                                                  Pro forma       $(3,785,518)  $(5,333,207)

Net loss per share - basic and diluted            As reported     $    (0.24)   $     (0.34)
                                                  Pro forma       $    (0.25)   $     (0.36)

        The fair value of each stock option and warrant grant is estimated on the date of grant using the Black Scholes option-pricing model with the following weighted average assumptions used for grants in 1997 and 1998: dividend yield of 0.0% for both years; expected volatility of 123% in 1997 and 1998; risk free interest rates of 7.0% in 1997 and 5.33% in 1998; and expected lives of 7.3 years in 1997 and 10 years in 1998.

(5)     INCOME TAXES

        There was no income tax benefit attributable to net losses for 1997 and 1998. The difference between taxes computed by applying the U.S. Federal corporate tax rate of 34% and the actual income tax provision in 1997 and 1998 is primarily the result of limitations on utilizing net operating losses.

        The tax effects of temporary differences and carryforwards that give rise to significant portions of the deferred tax assets at December 31, 1998 are presented below:

        Net operating loss carryforwards........................  $  6,769,000
        Research and development credit carryforwards...........     1,779,000
        Capitalized research and development....................     2,174,000
        Bad debt write-off .....................................     1,117,000
        Other ..................................................       519,000
                                                                   -----------
        Total gross deferred tax assets.........................    12,358,000
        Less deferred tax asset valuation allowance.............   (12,358,000)
                                                                   ===========
        Net deferred tax assets.................................  $         --
                                                                   ===========

        The net change in the valuation allowance for 1997 and 1998 was an increase of approximately $2,431,000 and $1,903,000 respectively, due primarily to the inability to utilize net operating losses and research and development credits.

        At December 31, 1998, the Company had net operating loss carryforwards for income tax purposes of approximately $19,908,000 and unused research and development tax credits of approximately $1,779,000 available to offset future taxable income and income taxes, respectively, expiring through 2018. The Company's net operating loss and credit carryforwards have been reduced to reflect the limitations pursuant to the Tax Reform Act of 1986, due to cumulative changes in stock ownership in excess of 50%.

(6)     DISCONTINUED OPERATIONS

        In 1996, the Company disposed of the remaining assets of its discontinued diagnostics division receiving a $1,100,000 note. Collections on the note have been sporadic and, due to uncertainties regarding ultimate collectibility, the Company has not recognized the receivable and recognizes only that portion of the gain for which cash payments are received. At December 31, 1998, the unrecognized balance on the note and the unrecognized gain was $973,000.

(7)     RESEARCH GRANTS AND CONTRACTS

        At December 31, 1998, the Company, as a subcontractor to Virginia Mason Research Center, had one active research contract. Under this agreement, the Company conducts research and is reimbursed for its direct costs plus an amount to cover indirect administrative costs. Epoch earned approximately $159,000 and $160,000 of these funds in 1997 and 1998, respectively, and as of December 31, 1998, there was approximately $228,000 remaining on this contract.

        In December 1998, the Company was awarded an additional research grant from the National Institutes of Health. Under this new grant, the Company will receive $93,000 during 1999 as research is conducted.

(8)     NOTE PAYABLE

        In February 1998, Bay City Capital LLC, ("Bay City Capital"), San Francisco, California, loaned $3,000,000 to the Company from Bay City Capital Fund I LP ("BBC Fund I") as a bridge to the earlier of a public rights offering, other financing, or February 25, 2000. The loan is accruing interest at 8% per annum. In the event of a rights offering, BCC Fund I has agreed, subject to certain conditions, to convert the loan into equity to the extent that the current stockholders do not subscribe for their proportionate share of the offering. In partial consideration for the bridge loan and BCC Fund I's agreement to purchase excess shares, if any, in a rights offering, BCC Fund I received a fully vested five year warrant to purchase 2,000,000 shares of Epoch's Common Stock at a price of $0.90 per share. Bay City Capital, which manages BCC Fund I, is a merchant banking partnership that was formed by The Craves Group and The Pritzker Family business interests. The founding partner of The Craves Group, Fred Craves, Ph.D., is the Chairman and CEO of Epoch. Sanford
S. Zweifach, Epoch's President and Chief Financial Officer, is also the Managing Director and Chief Financial Officer of Bay City Capital.

        The Company recorded additional paid-in capital and deferred financing expense of approximately $1,333,000 in connection with the issuance of this warrant. This deferred financing expense is being amortized over the two year term of the note. Deferred financing expense recognized in 1998 was approximately $516,000.

(9)     COMMITMENTS

        In July 1993, the Company entered into a one-year consulting agreement with Dr. Craves under which he received monthly payments of $8,333. The Company and Dr. Craves have extended the consulting agreement for successive one year periods and, in conjunction with the BCC Fund I loan, the agreement has been extended through February 24, 2000.

        In January 1995, the Company entered into a consulting agreement with Mr. Zweifach under which he received monthly payments of $11,250. In conjunction with the BCC Fund I loan, the Company has extended the term of the contract to run through February 24, 2000.

        During 1997 and 1998, rent expense on operating leases was approximately $337,000 and 283,000, respectively.

(10)    SUBSEQUENT EVENT

        In January 1999 the Company entered into a License and Supply Agreement with The Perkin-Elmer Corporation ("Perkin-Elmer"). Under the terms of the agreement, Epoch licensed certain of its enabling genetic analysis technology to Perkin-Elmer. Additionally, Perkin-Elmer will purchase Epoch's proprietary chemical intermediates. Through February 1999, Epoch received $2,300,000 under the agreement.

(11)    LIQUIDITY

        The Company has experienced recurring losses from operations and has a total stockholders' deficit of approximately $3,201,000 at December 31, 1998.

        At December 31, 1998, the Company had cash and cash equivalents of approximately $658,000. In January and February 1999, the Company received a total of $2,300,000 under a license and supply agreement. Under the licensing and supply agreement with Perkin-Elmer, the Company will receive an ongoing royalty stream based on licensee sales and earn revenues from the sale of chemical intermediates to Perkin-Elmer. Management estimates that its existing cash balance provides sufficient working capital to operate until the third quarter 1999.

        To continue operations, the Company will be required to sell additional equity securities, borrow additional funds, or obtain additional financing through licensing, joint venture, or other collaborative arrangements. The Company is pursuing other financing arrangements but has no commitments for such financing and there can be no assurance that such financing will be available on satisfactory terms, if at all. If additional funds are not available, the Company will be required to delay, reduce, or eliminate expenditures for certain or all of its programs or products.

--------------------------------------------------------------------------------



                                4,891,001 SHARES




                           EPOCH PHARMACEUTICALS, INC.





                                  COMMON STOCK










                                   PROSPECTUS










                                   _____, 1999




--------------------------------------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        The Company's by-laws provide for indemnification of its directors and officers to the fullest extent permitted by law. Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors or officers or controlling persons of the Company pursuant to our Certificate of Incorporation, as amended, the by-laws and the DGCL, we have been informed that, in the SEC's opinion, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

         Section 102(b)(7) of the DGCL provides that a certificate of incorporation may include a provision which eliminates or limits the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability

        (i) for any breach of the director's duty of loyalty to the company or its stockholders,

        (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

        (iii) under Section 174 of the DGCL, relating to prohibited dividends or distributions or the repurchase or redemption of stock, or

        (iv) for any transaction from which the director derives an improper personal benefit.

        Our Certificate of Incorporation includes such a provision. As a result of this provision, our company and its stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

ITEM 25. OTHER EXPENSES OF ISSUANCES AND DISTRIBUTION

        The following sets forth the costs and expenses, all of which shall be borne by our company, in connection with the offering of the Common Stock pursuant to this Registration Statement:

               SEC registration                               $   331
               Legal fees and expenses                         15,000
               Accounting fees and expenses                    12,000
               Miscellaneous                                       --
                                                              -------
                        TOTAL                                 $27,331
                                                              =======


----------------

* Estimated.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

        The following is a summary of our transactions during the past three years preceding the date hereof involving sales of our securities that were not registered under the Securities Act:

        1. In April 1998, the Company issued five year warrants to purchase 300,000 shares of Common Stock to Joel Hedgpeth, a consultant, at $0.75 per share.

        2. In February 1998, we issued a warrant to Bay City to purchase 2,000,000 shares of our Common Stock at an exercise price of $.90 per share in connection with a $3,000,000 bridge financing loan from Bay City.

        3. On October 1, 1996, we issued 457,143 shares of Common Stock at $1.75 per share and warrants to purchase an additional 900,000 shares of Common Stock, 450,000 of which were at an exercise price of $2.00, and 450,000 or which are at an exercise price of $3.00 to VIMRx. The warrants were not exercised and have expired.

        4. On June 26, 1996, we issued 5,000,000 shares of Common Stock and warrants to purchase 2,500,000 of Common Stock at an exercise price of $2.50 to institutional and accredited individual investors, for an aggregate purchase price of $5 million. In connection therewith, pursuant to an agreement with our financial advisor, David Blech, we issued to Mr. Blech five year warrants to purchase 500,000 shares of Common Stock at $1.00 per share.

        5. On January 16, 1996 we issued five year warrants to purchase 250,000 shares of Common Stock to Burrill & Craves, a consulting firm of which Dr. Craves was a principal, and 345,000 shares of Common Stock to the Olmsted Group, L.L.C., a merchant banking firm of which Mr. Zweifach is a principal, at an exercise price of $0.50 per share, in consideration for the services performed by Burrill & Craves and The Olmsted Group, L.L.C., respectively, in connection with the sale of our diagnostics assets to Becton Dickinson and Company and other corporate matters. The warrants are fully vested as of January 1, 1999.

        Exemption from the registration provisions of the Securities Act for the transactions described above is claimed under Section 4(2) of the Securities Act, among others, on the basis that such transactions did not involve any public offering and the purchasers were sophisticated with access to the kind of information registration would provide.

        In June 1997, we offered to exchange for every two Redeemable Common Stock Purchase Warrants, which were issued in conjunction with our public offering in September 1993 at $6.50 per share (the "Public Warrants"), one new warrant to purchase one share of our Common Stock until June 20, 2001, that is exercisable at $2.50 per share (the "Exchange Warrants"). 2,603,825 of the Public Warrants were exchanged for 1,301,912 of the Exchange Warrants. We can redeem each Exchange Warrant at any time after eighteen months from the date that they were issued at $0.05 per warrant, provided that the closing trading price per share of Common Stock is at least $3.75 for twenty consecutive trading days. Exemption from the registration provisions of the Securities Act for this transaction is claimed under Section 3(a) of the Securities Act.

ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


                                  EXHIBIT LIST


EXHIBIT
  NO.         DESCRIPTION
--------------------------------------------------------------------------------
  3.1         Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3 of the Registrant's Quarterly Report on
              Form 10-QSB for the quarter ended June 30, 1998).

  3.2*        Bylaws of the Registrant, as currently in effect.

  5.0         Opinion of Stradling Yocca Carlson & Rauth, a Professional
              Corporation, Counsel to the Registrant (incorporated by reference to the same numbered exhibit to the Company's Registration
              Statement on Form SB-2, No. 333-21353, filed February 7, 1997).

 10.1*        MicroProbe Corporation Incentive Stock Option, Nonqualified Stock
              Option And Restricted Stock Purchase Plan--1991, as amended.

 10.2* Form of Indemnification Agreement entered into with officers and directors of the Registrant.

 10.3         Letter Agreement between the Registrant and Fred Craves, dated
              August 3, 1993 (incorporated by reference to Exhibit 10.12 of the
              Registrant's Registration Statement on Form SB-2, Registration No.
              33-66742, effective on September 29, 1993).

 10.4         Form of Common Stock Warrant issued December 31, 1991
              (incorporated by reference to Exhibit 10.22 of the Registrant's
              Registration Statement on Form SB-2, Registration No. 33-66742, effective on September 29, 1993).

 10.5         Second Amended and Restated Investment Agreement, dated April 28,
              1992 among the Registrant and certain investors (incorporated by reference to Exhibit 10.25 of the Registrant's Registration
              Statement on Form SB-2, Registration No. 33-66742, effective on
              September 29, 1993).

 10.6 Common Stock and Warrant Purchase Agreement, dated April 28, 1992 as amended June 30, 1992 and July 31, 1992 (with form of warrant) among the Registrant and certain investors (incorporated by reference to Exhibit 10.26 of the Registrant's Registration
              Statement on Form SB-2, Registration No. 33-66742, effective on
              September 29, 1993).

 10.7         Form of Registration Agreement, dated February 12, 1993 among the
              Registrant and certain investors (incorporated by reference to Exhibit 10.30 of the Registrant's Registration Statement on Form
              SB-2, Registration No. 33-66742, effective on September 29, 1993).

EXHIBIT
  NO.         DESCRIPTION
--------------------------------------------------------------------------------
 10.8         MicroProbe Corporation Incentive Stock Option, Nonqualified Stock
              Option and Restricted Stock Purchase Plan--1993 (incorporated by reference to Exhibit 10.39 of the Registrant's Registration
              Statement on Form SB-2, Registration No. 33-66742, effective on
              September 29, 1993).

 10.9         MicroProbe Corporation Non-Employee Directors Stock Option Plan
              (incorporated by reference to Exhibit 10.40 of the Registrant's
              Registration Statement on Form SB-2, Registration No. 33-66742, effective on September 29, 1993).

 10.10*       Warrant Agreement between the Registrant and American Stock
              Transfer & Trust Company dated April 29, 1997 (incorporated by reference to Exhibit 10.10 of the Registrant's Annual Report on 10-KSB for the year ended December 31, 1998).

 10.11 Purchase Agreement dated as of November 30, 1993, by and among the Registrant, Animal Biotechnology Cambridge Limited, and Herbert
              Stradler (without exhibits) (incorporated by reference to Exhibit
              10.47 of the Registrant's Registration Statement on Form SB-2,
              Registration No. 33-76446, effective on July 7, 1994).

 10.11.1 Amendment dated April 1, 1994 to Put Agreement (incorporated by reference to Exhibit 10.48.1 of the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1993).

 10.11.2 Amendment dated April 27, 1994 to Put Agreement (incorporated by reference to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1994).

 10.11.3 Amendment dated May 26, 1994 to Put Agreement (incorporated by reference to Exhibit 10.48.3 of the Registrant's Registration
              Statement on Form SB-2, Registration No. 33-76446, effective on
              July 7, 1994).

 10.11.4 Amendment dated June 30, 1994 to Put Agreement (incorporated by reference to Exhibit 10.48.4 of the Registrant's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1994).

 10.11.5 Amendment dated July 27, 1994 to Put Agreement (incorporated by reference to Exhibit 10.48.5 of the Registrant's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1994).

 10.11.6 Amendment dated August 15, 1994 to Put Agreement (incorporated by reference to Exhibit 10.48.6 of the Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1994).

 10.11.7 Amendment dated August 30, 1994 to Put Agreement (incorporated by reference to Exhibit 10.48.7 of the Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1994).

EXHIBIT
  NO.         DESCRIPTION
--------------------------------------------------------------------------------
 10.11.8      Amendment dated September 14, 1994 to Put Agreement (incorporated by reference to Exhibit 10.48.8 of the Registrant's Quarterly
              Report on Form 10-QSB for the quarter ended September 30, 1994).


 10.11.9      Exercise Notice dated September 27, 1994 to Put Agreement
              (incorporated by reference to Exhibit 10.48.9 of the Registrant's
              Quarterly Report on Form 10-QSB for the quarter ended September
              30, 1994).

 10.12        Put Agreement relating to Ribonetics GmbH dated as of December 1,
              1993 between the Registrant and David Blech, as amended December
              3, 1993 and February 18, 1994 (incorporated by reference to
              Exhibit 10.48 of the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1993).

 10.13 Registration Rights Agreement dated October 12, 1994 (incorporated by reference to Exhibit 10.57 of the Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1994).

 10.14        Consulting Agreement between the Registrant and Sanford S.
              Zweifach, dated January 18, 1995 (incorporated by reference to
              Exhibit 10.59 of the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1995).

 10.15        Asset Purchase Agreement between the Registrant and Becton,
              Dickinson and Company, dated as of September 29, 1995
              (incorporated by reference to the form of such Asset Purchase
              Agreement filed with the Registrant's Definitive Proxy Materials for its Special Meeting of Stockholders held November 27, 1995).

 10.16        Consulting Agreement with David Blech dated March 29, 1996
              (incorporated by reference to Exhibit 10.65 of the Registrant's
              Quarterly Report on Form 10-QSB for the quarter ended June 30,
              1996).

 10.17        Form of Subscription Agreement with Private Placement Investors
              (incorporated by reference to Exhibit 4.1 of the Registrant's
              Quarterly Report on Form 10-QSB for the quarter ended June 30,
              1996).

 10.18        Warrant Agreement between the Registrant and American Stock
              Transfer and Trust Company dated June 21, 1996, with form of
              Warrant (incorporated by reference to Exhibit 4.2 of the Registrant's Quarterly Report on Form 10-QSB for the quarter ended
              June 30, 1996).

 10.19 Bridge Financing Agreement dated as of February 25, 1998, with form of note and warrant, between the Registrant and Bay City
              Capital, LLC (incorporated by reference to Exhibit 10.69 of the Registrant's Annual Report on Form 10-KSB for the year ended
              December 31, 1997).

EXHIBIT
  NO.         DESCRIPTION
--------------------------------------------------------------------------------
 10.20*       Sublease between the Registrant as Tenant and Bion Diagnostic
              Sciences, Inc. for premises located in Redmond, Washington, dated
              September 25, 1998 (incorporated by reference to Exhibit 10.20 of
              Registrant's Annual Report on 10-KSB for the year ended December
              31, 1998).

 10.21*       License Agreement between the Registrant and Perkin-Elmer
              Corporation dated January 11, 1999 (portions of this Exhibit are omitted and were filed separately with the Secretary of the SEC pursuant to the Registrant's application requesting confidential treatment under Rule 406 of the Securities Act) (incorporated by reference to Exhibit 10.21 of Registrant's Annual Report on Form
              10-KSB for the year ended December 31, 1998).

 23.2         Consent of Stradling Yocca Carlson & Rauth, a Professional
              Corporation (included in the Opinion filed as Exhibit 5.0).

 23.1         Consent of KPMG LLP.

 25.0         Power of Attorney (included on the signature page).

 27.0 Financial Data Schedules (incorporated by reference to Exhibit 27 of Registrant's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1999).

* Incorporated by reference to the same numbered exhibit of the Registrant's Registration Statement on Form SB-2, No. 33-66742, effective on September 29, 1993.

ITEM 28. UNDERTAKINGS

        (a)    The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                      (i) Include any prospectus required by Section 10(a)(3) of the Securities Act.

                      (ii) Reflect in the prospectus any facts or event, which, individually or together, represent a fundamental change in the information in the registration statement.

                      (iii) Include any additional or changed information on the plan of distribution.

               (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be deemed the initial bona fide offering.

               (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

        (e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redmond, State of Washington, on the 2nd day of July 1999.


                                       EPOCH PHARMACEUTICALS, INC.



                                       By: /s/ Sanford S. Zweifach
                                           -------------------------------------
                                           Sanford S. Zweifach
                                           President and Chief Financial Officer



                                POWER OF ATTORNEY

        We, the undersigned directors and officers of Epoch Pharmaceuticals, Inc. do hereby constitute and appoint Fred Craves and Sanford S. Zweifach, or either of them, as our true and lawful attorneys and agents, to do any and all acts and things in our name and behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act, as amended, and any rules, regulations and requirements of the SEC in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names and in the capacities indicated below, any and all amendments (including post-effective amendments) hereto or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, as amended; and we do hereby ratify and confirm all that the said attorneys and agents, or either of them, shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

               Signature                                      Title                             Date
               ---------                                      -----                             ----

    /s/ Fred Craves                        Chairman of the Board of Directors and Chief      July 2, 1999
------------------------------------       Executive Officer
  Fred Craves, Ph.D.


    /s/ Sanford S. Zweifach                President and Chief Financial Officer (Chief      July 2, 1999
------------------------------------       Accounting Officer)
  Sanford S. Zweifach


    /s/ Richard Dunning                    Director                                          July 2, 1999
------------------------------------
  Richard Dunning


    /s/ Kenneth L. Melmon                  Director                                          July 2, 1999
------------------------------------
  Kenneth L. Melmon, M.D.


    /s/ Sanford S. Zweifach
------------------------------------
  *Sanford S. Zweifach
    As Attorney-in-Fact

                                 EXHIBIT INDEX

EXHIBIT
  NO.         DESCRIPTION
--------------------------------------------------------------------------------
  3.1         Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3 of the Registrant's Quarterly Report on
              Form 10-QSB for the quarter ended June 30, 1998).

  3.2*        Bylaws of the Registrant, as currently in effect.

  5.0         Opinion of Stradling Yocca Carlson & Rauth, a Professional
              Corporation, Counsel to the Registrant (incorporated by reference to the same numbered exhibit to the Company's Registration
              Statement on Form SB-2, No. 333-21353, filed February 7, 1997).

 10.1*        MicroProbe Corporation Incentive Stock Option, Nonqualified Stock
              Option And Restricted Stock Purchase Plan--1991, as amended.

 10.2* Form of Indemnification Agreement entered into with officers and directors of the Registrant.

 10.3         Letter Agreement between the Registrant and Fred Craves, dated
              August 3, 1993 (incorporated by reference to Exhibit 10.12 of the
              Registrant's Registration Statement on Form SB-2, Registration No.
              33-66742, effective on September 29, 1993).

 10.4         Form of Common Stock Warrant issued December 31, 1991
              (incorporated by reference to Exhibit 10.22 of the Registrant's
              Registration Statement on Form SB-2, Registration No. 33-66742, effective on September 29, 1993).

 10.5         Second Amended and Restated Investment Agreement, dated April 28,
              1992 among the Registrant and certain investors (incorporated by reference to Exhibit 10.25 of the Registrant's Registration
              Statement on Form SB-2, Registration No. 33-66742, effective on
              September 29, 1993).

 10.6 Common Stock and Warrant Purchase Agreement, dated April 28, 1992 as amended June 30, 1992 and July 31, 1992 (with form of warrant) among the Registrant and certain investors (incorporated by reference to Exhibit 10.26 of the Registrant's Registration
              Statement on Form SB-2, Registration No. 33-66742, effective on
              September 29, 1993).

 10.7         Form of Registration Agreement, dated February 12, 1993 among the
              Registrant and certain investors (incorporated by reference to Exhibit 10.30 of the Registrant's Registration Statement on Form
              SB-2, Registration No. 33-66742, effective on September 29, 1993).

EXHIBIT
  NO.         DESCRIPTION
--------------------------------------------------------------------------------
 10.8         MicroProbe Corporation Incentive Stock Option, Nonqualified Stock
              Option and Restricted Stock Purchase Plan--1993 (incorporated by reference to Exhibit 10.39 of the Registrant's Registration
              Statement on Form SB-2, Registration No. 33-66742, effective on
              September 29, 1993).

 10.9         MicroProbe Corporation Non-Employee Directors Stock Option Plan
              (incorporated by reference to Exhibit 10.40 of the Registrant's
              Registration Statement on Form SB-2, Registration No. 33-66742, effective on September 29, 1993).

 10.10*       Warrant Agreement between the Registrant and American Stock
              Transfer & Trust Company dated April 29, 1997 (incorporated by reference to Exhibit 10.10 of the Registrant's Annual Report on 10-KSB for the year ended December 31, 1998).

 10.11 Purchase Agreement dated as of November 30, 1993, by and among the Registrant, Animal Biotechnology Cambridge Limited, and Herbert
              Stradler (without exhibits) (incorporated by reference to Exhibit
              10.47 of the Registrant's Registration Statement on Form SB-2,
              Registration No. 33-76446, effective on July 7, 1994).

 10.11.1 Amendment dated April 1, 1994 to Put Agreement (incorporated by reference to Exhibit 10.48.1 of the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1993).

 10.11.2 Amendment dated April 27, 1994 to Put Agreement (incorporated by reference to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1994).

 10.11.3 Amendment dated May 26, 1994 to Put Agreement (incorporated by reference to Exhibit 10.48.3 of the Registrant's Registration
              Statement on Form SB-2, Registration No. 33-76446, effective on
              July 7, 1994).

 10.11.4 Amendment dated June 30, 1994 to Put Agreement (incorporated by reference to Exhibit 10.48.4 of the Registrant's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1994).

 10.11.5 Amendment dated July 27, 1994 to Put Agreement (incorporated by reference to Exhibit 10.48.5 of the Registrant's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1994).

 10.11.6 Amendment dated August 15, 1994 to Put Agreement (incorporated by reference to Exhibit 10.48.6 of the Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1994).

 10.11.7 Amendment dated August 30, 1994 to Put Agreement (incorporated by reference to Exhibit 10.48.7 of the Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1994).

EXHIBIT
  NO.         DESCRIPTION
--------------------------------------------------------------------------------
 10.11.8      Amendment dated September 14, 1994 to Put Agreement (incorporated by reference to Exhibit 10.48.8 of the Registrant's Quarterly
              Report on Form 10-QSB for the quarter ended September 30, 1994).

 10.11.9      Exercise Notice dated September 27, 1994 to Put Agreement
              (incorporated by reference to Exhibit 10.48.9 of the Registrant's
              Quarterly Report on Form 10-QSB for the quarter ended September
              30, 1994).

 10.12        Put Agreement relating to Ribonetics GmbH dated as of December 1,
              1993 between the Registrant and David Blech, as amended December
              3, 1993 and February 18, 1994 (incorporated by reference to
              Exhibit 10.48 of the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1993).

 10.13 Registration Rights Agreement dated October 12, 1994 (incorporated by reference to Exhibit 10.57 of the Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1994).

 10.14        Consulting Agreement between the Registrant and Sanford S.
              Zweifach, dated January 18, 1995 (incorporated by reference to
              Exhibit 10.59 of the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1995).

 10.15        Asset Purchase Agreement between the Registrant and Becton,
              Dickinson and Company, dated as of September 29, 1995
              (incorporated by reference to the form of such Asset Purchase
              Agreement filed with the Registrant's Definitive Proxy Materials for its Special Meeting of Stockholders held November 27, 1995).

 10.16        Consulting Agreement with David Blech dated March 29, 1996
              (incorporated by reference to Exhibit 10.65 of the Registrant's
              Quarterly Report on Form 10-QSB for the quarter ended June 30,
              1996).

 10.17        Form of Subscription Agreement with Private Placement Investors
              (incorporated by reference to Exhibit 4.1 of the Registrant's
              Quarterly Report on Form 10-QSB for the quarter ended June 30,
              1996).

 10.18        Warrant Agreement between the Registrant and American Stock
              Transfer and Trust Company dated June 21, 1996, with form of
              Warrant (incorporated by reference to Exhibit 4.2 of the Registrant's Quarterly Report on Form 10-QSB for the quarter ended
              June 30, 1996).

 10.19 Bridge Financing Agreement dated as of February 25, 1998, with form of note and warrant, between the Registrant and Bay City
              Capital, LLC (incorporated by reference to Exhibit 10.69 of the Registrant's Annual Report on Form 10-KSB for the year ended
              December 31, 1997).

EXHIBIT
  NO.         DESCRIPTION
--------------------------------------------------------------------------------
 10.20*       Sublease between the Registrant as Tenant and Bion Diagnostic
              Sciences, Inc. for premises located in Redmond, Washington, dated
              September 25, 1998 (incorporated by reference to Exhibit 10.20 of
              Registrant's Annual Report on 10-KSB for the year ended December
              31, 1998).

 10.21*       License Agreement between the Registrant and Perkin-Elmer
              Corporation dated January 11, 1999 (portions of this Exhibit are omitted and were filed separately with the Secretary of the SEC pursuant to the Registrant's application requesting confidential treatment under Rule 406 of the Securities Act) (incorporated by reference to Exhibit 10.21 of Registrant's Annual Report on Form
              10-KSB for the year ended December 31, 1998).

 23.2         Consent of Stradling Yocca Carlson & Rauth, a Professional
              Corporation (included in the Opinion filed as Exhibit 5.0).

 23.1         Consent of KPMG LLP.

 25.0         Power of Attorney (included on the signature page).

 27.0 Financial Data Schedules (incorporated by reference to Exhibit 27 of Registrant's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1999).

* Incorporated by reference to the same numbered exhibit of the Registrant's Registration Statement on Form SB-2, No. 33-66742, effective on September 29, 1993.